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Exhibit 2.3

Execution Version

ASSET PURCHASE AGREEMENT

by and among

THE SHERIDAN GROUP, INC.,

LISBON ACQUISITION CORP.

and

THE DINGLEY PRESS

Dated as of March 5, 2004

i

4.8.	Further Assurances.	23
4.9.	Cooperation.	23
4.10.	Employees and Employee Benefit Plans.	23
4.11.	Taxes.	26
4.12.	Confidentiality.	27
4.13.	Title Insurance.	28
4.14.	Surveys.	28
4.15.	Estoppel Certificates.	28
4.16.	Negotiations.	28
4.17.	Broker's Fees.	29
4.18.	Use of Names and Logos.	29
ARTICLE V CONDITIONS PRECEDENT; TERMINATION		29
5.1.	Conditions Precedent to Obligations of Buyer and Parent.	29
5.2.	Conditions Precedent to Obligations of Seller.	31
5.3.	Termination.	31
ARTICLE VI CERTAIN ADDITIONAL COVENANTS		32
6.1.	Expenses.	32
6.2.	Rebates and Discounts.	32
6.3.	Maintenance of Books and Records.	32
6.4.	Collection of Receivables.	33
6.5.	Product Returns.	33
6.6.	Insurance.	34
6.7.	Indemnification.	34
6.8.	Survival of Representations and Warranties.	38
6.9.	Discharge of Business Obligations.	39
6.10.	UCC Matters.	39
ARTICLE VII MISCELLANEOUS		39
7.1.	Construction.	39
7.2.	Notices.	39
7.3.	Successors and Assigns.	40
7.4.	Exhibits and Schedules.	40
7.5.	Governing Law.	40
7.6.	Severability.	41
7.7.	No Third Party Beneficiaries.	41
7.8.	Amendment and Waiver.	41
7.9.	Knowledge of Seller.	41
7.10.	Counterparts.	41
7.11.	Headings.	41
7.12.	Certain Defined Terms.	41
7.13.	Entire Agreement.	44

TABLE OF DEFINED TERMS

Acquired Assets	1
Acquired Liabilities	4
Acquisition Transaction	36
Adjustment Amount	9
Affiliate	51
Agreement	1
Allowances	41
Annual Reg. S-X Financial Statements	26
Antitrust Division	28
Asset Acquisition Statement	12
Assignment and Assumption Agreement	10
Assumed Plan	30
Authority	51
Benefit Plans	18
Bill of Sale	10
Business	1
Business Day	51
Buyer	1
Buyer Indemnified Parties	43
Buyer's 401(k) Plan	31
Buyer's Comparable 401(k) Plan	31
Buyer's Current 401(k) Plan	31
Cash Consideration	8
CERCLA	20
Closing	8
Closing Cash Consideration	8
Closing Date	8
Closing Date Balance Sheet	9
Closing Date Working Capital	9
Closing Statement	9
Code	51
Confidential Information	34
Confidentiality Agreement	51
Contracts	2
Damages	43
Deductible Amount	45
Designated Environmental Liabilities	51
Easement	11
Employees	25
Employment Agreement	11
Environmental Laws	21
Environmental Liabilities	51
Environmental Permits	21
Environmental Reports	21
ERISA	52
ERISA Affiliate	52
Escrow Agent	8
Escrow Agreement	9
Escrow Amount	8

Estoppel Certificates	36
Excluded Assets	3
Excluded Contracts	52
Excluded Real Property	3
Expiration Date	48
Facility	1
Financial Statements	14
FIRPTA Affidavit	11
FTC	28
GAAP	52
Hazardous Substances	21
HIPAA	19
HSR Act	28
Income Taxes	52
Indemnified Parties	43
Indemnifying Parties	43
Intellectual Property	17
Interim Balance Sheet	15
Interim Balance Sheet Date	15
Interim Financials	15
Interim Period	52
Inventory	2
IRS	18
Leased Real Property	16
Letter	41
Lien	52
Litigation Conditions	44
Lockbox Account	41
Major Customers	23
Major Suppliers	23
Material Adverse Effect	52
Maximum Amount	46
Minimum Claim Amount	45
Most Recent Audited Balance Sheet	14
Most Recent Audited Financial Statements	14
Options	13
OSHA	22
Owned Real Property	16
Parent	1
Parent's Accountants	26
Permits	3
Permitted Exceptions	53
Person	53
Post-Closing Buyer Environmental Liabilities	53
Potential Acquiror	36
Press Agreement	2
Press Agreement Conditions	8
Prime Rate	10
Privileged Environmental Reports	22
Purchase Price	8
Purchased Product	42

Qualifying Returned Products	42
Real Property	16
Receivable Product	42
Reference Amount	9
Reg. S-X Financial Statements	26
Remediation	21
Representation Letters	26
Retained Liabilities	5
Review Period	9
Sales and Use Resale Certificate	12
Securities Purchase Agreement	11
Seller	1
Seller Account Parties	41
Seller Indemnified Parties	43
Seller Indemnifying Parties	43
Seller's 401(k) Plan	31
Seller's Accountants	9
Software	17
Statement of Allocation	12
Subsidiary	13
Surveys	35
Tax	54
Tax Return	53
Taxes	54
Termination Date	40
Third Accounting Firm	10
Third Party Claim	44
Title Commitment	35
Title Commitments	35
Title Company	35
Title Policies	35
Transaction Documents	12
Transferred Real Property	2
Transferring Employees	29
Wetland Permit Obligations	54
Working Capital	9

v

EXHIBITS

Exhibit A—	Form of Escrow Agreement
Exhibit B—	Form of Assignment and Assumption Agreement
Exhibit C—	Form of Bill of Sale
Exhibit D—	Form of Quitclaim Deed with Covenant of Owned Real Property
Exhibit E—	Form of Quitclaim Assignment with Covenant of Leased Real Property
Exhibit F—	FIRPTA Affidavit of Seller
Exhibit G—	Form of Easement
Exhibit H—	Form of Employment Agreement
Exhibit I—	Form of Securities Purchase Agreement
Exhibit J	Form of Maine Sales and Use Resale Certificate
Exhibit K—	Form of Opinion of Counsel to Seller
Exhibit L—	Form of Opinion of Counsel to Buyer
Exhibit M—	Form of Receivables Letter

SCHEDULES

Schedule 1.1(b)(i)	Acquired Assets—Real Property
Schedule 1.1(b)(ii)	Acquired Assets—Equipment and Tangible Personal Property
Schedule 1.1(b)(v)	Acquired Assets—Intellectual Property
Schedule 1.1(b)(vi)	Acquired Assets—Press Agreement
Schedule 1.1(b)(x)	Acquired Assets—Insurance Policies
Schedule 1.2(a)(ii)	Excluded Assets—Real Property
Schedule 1.2(a)(vi)	Excluded Assets—Insurance Policies
Schedule 1.2(a)(x)	Excluded Assets—Motor Vehicles
Schedule 1.2(b)	Excluded Assets—Paper Inventory
Schedule 1.3	Acquired Liabilities
Schedule 1.6(c)	Working Capital
Schedule 1.8	Allocation of Consideration
Schedule 2.4	Non-Contravention
Schedule 2.5(b)	Taxes—Filing Jurisdictions/Authorities
Schedule 2.6	Financial Statements
Schedule 2.7	No Undisclosed Liabilities
Schedule 2.9	Litigation
Schedule 2.10	Absence of Certain Changes
Schedule 2.11	Real Property
Schedule 2.12	Title to Assets
Schedule 2.13	Intellectual Property
Schedule 2.14(a)	Employee Benefit Plans
Schedule 2.14(c)	Employee Benefit Plans
Schedule 2.14(d)	Employee Benefit Plans
Schedule 2.15	Contracts
Schedule 2.16	Insurance
Schedule 2.17	Labor Relations
Schedule 2.18(a)	Environmental Matters—Violations of Environmental Laws and Permits
Schedule 2.18(b)	Environmental Matters—Notices
Schedule 2.18(c)	Environmental Matters—Releases
Schedule 2.19(a)	Permits and Compliance with Laws—Permits
Schedule 2.19(a)(i)	Permits and Compliance with Laws—Permits
Schedule 2.19(a)(ii)	Permits and Compliance with Laws—Permits
Schedule 2.19(b)	Permits and Compliance with Laws—Compliance; Proceedings
Schedule 2.20	Customers and Suppliers
Schedule 2.22	Brokerage
Schedule 2.23(b)	Disclosures
Schedule 3.3	No Violation of Laws or Agreements
Schedule 4.10(b)(i)	Employees and Employee Benefit Plans—Benefit Plans Not Assumed
Schedule 4.10(c)(iii)	Employees and Employee Benefit Plans—Termination Assistance
Schedule 5.1(c)	Required Consents
Schedule 5.1(k)	Title Insurance
Schedule 7.12(p)	Permitted Exceptions

ASSET PURCHASE AGREEMENT

        THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of March 5, 2004, by and among The Dingley Press, a Maine corporation ("Seller"), The Sheridan Group, Inc., a Maryland corporation ("Parent"), and Lisbon Acquisition Corp., a Delaware corporation ("Buyer").

Background

        A.    Seller is the owner of a general commercial printing facility in Lisbon, Maine (the "Facility"). The Facility, together with the assets and properties of Seller located at or, as herein provided, deemed to be associated with the Facility, are used by Seller to engage in the business of high speed offset web based printing of specialty mail order catalogs used for direct marketing purposes (the "Business").

        B.    Buyer desires to purchase substantially all of the assets, properties and rights of Seller, including those constituting the Business (including the Facility), and Seller desires to sell such assets, properties and rights, on the terms and subject to the conditions set forth in this Agreement.

        C.    Buyer is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Terms

        THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

        1.1.    Sale and Purchase of Assets.    (a) Subject to the terms and conditions of this Agreement, Seller will sell, assign, transfer, deliver and convey to Buyer the Acquired Assets, free and clear of all Liens (as defined in Section 7.12(n)) of every kind, nature and description (except for the Permitted Exceptions (as defined in Section 7.12(p)), for the Purchase Price specified below in Section 1.6.

        (b)   As used herein, the term "Acquired Assets" means all of Seller's right, title, and interest in, under and to all of the assets, properties and rights, other than the Excluded Assets (as defined below), that are owned by Seller or in which Seller has any right, title or interest of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights enumerated below:

            (i)  the Real Property (as defined in Section 2.11) of Seller more particularly described on Schedule 1.1(b)(i) (the "Transferred Real Property");

           (ii)  all machinery, equipment, motor vehicles (including trucks, tractors and trailers), goods, furnishings, jigs, tools, dies, furniture, fixtures, office equipment, tools, stores, rolling stock and other tangible personal property, whether located at or on the Real Property, in transit or otherwise, including all such property more particularly described in Schedule 1.1(b)(ii) hereto;

          (iii)  all inventory owned by Seller, whether located at or on the Real Property, in transit or otherwise, including finished goods, work-in-process, supplies, storehouse stocks, raw materials, scrap, packaging, office supplies, production and other supplies and spare and repair parts (collectively, the "Inventory");

          (iv)  accounts, notes, and other receivables;

           (v)  Intellectual Property (as defined in Section 2.13), including the name "The Dingley Press," goodwill, licenses and sublicenses granted and obtained with respect thereto, and rights and remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including all such property more particularly described on Schedule 1.1(b)(v) hereto;

          (vi)  subject to Sections 1.2, 1.3 and 1.4 hereof, (A) contracts, agreements and instruments (written or oral) relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts, distribution contracts and sales representative or agency contracts to the extent relating to, or otherwise material to the conduct of, the Business; (B) orders, contracts, supply agreements and other agreements relating to the purchase of any assets, services, properties, materials, or products to the extent relating to, or otherwise material to the conduct of, the Business; (C) all other contracts, agreements, and instruments (written or oral), including in each case all such contracts, agreements and instruments more specifically listed or described in Schedule 2.15 hereto; and (D) if the Press Agreement Conditions (as defined in Section 1.6(a)) have been satisfied, the agreement described on Schedule 1.1(b)(vi) (the "Press Agreement")(the items described in clauses (A) through (D), collectively (but excluding any Excluded Contracts (as defined in Section 7.12(j)), the "Contracts");

         (vii)  books, records, ledgers, files, documents (including originally executed copies of all Contracts), correspondence, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, and reports, whether in hard copy or magnetic format, in each instance, to the extent relating to the conduct of the Business or the Employees (as defined in Section 4.1(c)(i));

        (viii)  all rights or choses in action arising out of occurrences before or after the Closing Date, including third-party warranties and guarantees and other similar contractual rights as to third parties held by or in favor of Seller with respect to any of the Acquired Assets;

          (ix)  Subject to Section 1.4, transferable franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority (as defined in Section 7.12(b)) and all transferable pending applications therefor (the "Permits");

           (x)  the insurance policies listed on Schedule 1.1(b)(x) and all rights to insurance and condemnation proceeds relating to the damage, destruction or impairment of assets, properties or other rights described in this Section 1.1(b), which damage, destruction or impairment occurs on, prior to or after the Closing, and all such rights to the extent they relate to Damages indemnifiable pursuant to Section 6.7; and

          (xi)  all assets and properties reflected on the Interim Balance Sheet (as defined in Section 2.6) that have not been disposed of in the ordinary course of business since the date of such balance sheet, and all assets and properties reflected on the Closing Date Balance Sheet (as defined in Section 1.6(c)), other than, in each case, the Excluded Assets.

        1.2.    Excluded Assets.

        (a)   Notwithstanding any other provision of this Agreement, Seller shall retain, and the Acquired Assets shall not include, the following assets (collectively, the "Excluded Assets"):

            (i)  all cash and cash equivalents in transit, in hand or in bank accounts;

           (ii)  the Real Property of Seller more particularly described on Schedule 1.2(a)(ii) (the "Excluded Real Property");

          (iii)  the Excluded Contracts (as defined in Section 7.12(j));

          (iv)  all minute books, stock records and corporate seals;

           (v)  the shares of capital stock of Seller held as treasury stock;

          (vi)  the insurance policies described on Schedule 1.2(a)(vi) and rights thereunder;

         (vii)  subject to Section 6.3, all personnel records and other records that Seller is required by law to retain;

        (viii)  all claims for refunds of Income Taxes (as defined in Section 7.12(l)) or other Taxes that are Retained Liabilities;

          (ix)  all rights and assets of Seller relating to the Benefit Plans that are not Assumed Plans within the meaning of Section 4.10;

           (x)  the motor vehicle and furniture listed in Schedule 1.2(a)(x);

          (xi)  Tax Returns (as defined in Section 7.12(t));

         (xii)  the long term (non-cash) asset reflected on the Closing Date Balance Sheet for loan origination fees and other costs of acquiring debt that will not be assumed by Buyer; and

        (xiii)  all rights of Seller under this Agreement and all other Transaction Documents.

        (b)   In addition, Buyer acknowledges that Seller currently possesses paper inventory more fully described on Schedule 1.2(b) that is owned by customers of Seller. While Seller will assign and transfer to Buyer at Closing its right to possess such inventory in accordance with Section 1.1(a), Buyer acknowledges Seller's interest in such property is limited and that Buyer will not acquire ownership of such inventory.

        1.3.    Assumption of Certain Liabilities.    (a) Subject to the terms and conditions of this Agreement, except as otherwise specifically provided in this Section 1.3 (including in respect of the Retained Liabilities, as set forth in paragraph (b) below), Buyer hereby assumes and agrees to pay, discharge and/or perform, as appropriate, the following specific liabilities and obligations of Seller (the "Acquired Liabilities"):

            (i)  all liabilities and obligations of Seller in respect of the Business existing as of the Interim Balance Sheet Date (as defined in Section 2.6), representing accounts payable and accrued expenses (including any accrued expenses for any leases categorized as "operating leases" in accordance with GAAP (as defined in Section 7.12(k) and accrued Taxes (other than any Income Tax of Seller) payable with respect to the Business, assets, properties or operations of Seller), but only if and to the extent that: (A) the same are accrued or reserved for on the face of the Interim Balance Sheet and the Closing Date Balance Sheet and remain unpaid and undischarged on the Closing Date, and (B) the same are also reflected in the calculation of Closing Date Working Capital (as defined in Section 1.6(c));

           (ii)  all liabilities and obligations of Seller in respect of the Business representing accounts payable and accrued expenses (including any accrued expenses for any leases categorized as "operating leases" in accordance with GAAP and accrued Taxes (other than any Income Tax of Seller) payable with respect to the Business, assets, properties or operations of Seller) arising in the regular and ordinary course of business between the Interim Balance Sheet Date and the Closing Date, but only if and to the extent that: (A) the same are accrued or reserved for on the face of the Closing Date Balance Sheet (excluding notes or schedules thereto) and remain unpaid and undischarged on the Closing Date, and (B) the same are also reflected in the calculation of Closing Date Working Capital;

          (iii)  the liabilities described on Schedule 1.3; and

          (iv)  all liabilities and obligations of Seller in respect of the Contracts, except that Buyer shall not assume or agree to pay, discharge or perform any:

            (1)   liabilities or obligations of the aforesaid character existing as of the Interim Balance Sheet Date and which under GAAP should have been accrued or reserved for on a balance sheet as a liability or obligation, if and to the extent that the same were not accrued or reserved against on the face of the Interim Balance Sheet;

            (2)   liabilities or obligations of the aforesaid character existing as of the Closing Date and which under GAAP should have been accrued or reserved for on a balance sheet as a liability or obligation, if and to the extent that the same were not accrued or reserved on the face of the Closing Date Balance Sheet or not reflected in the Closing Date Working Capital; provided, however, if the Press Agreement Conditions are satisfied, this subparagraph (2) shall not apply to any liabilities or obligations in respect of the Press Agreement; and

            (3)   liabilities or obligations arising out of any breach or default by Seller of any provision of any Contract, including liabilities or obligations arising out of Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing.

        (b)   Buyer will not assume any liabilities, commitments or obligations (known or unknown, contingent or absolute and whether or not determinable as of the Closing) of Seller, except for the Acquired Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations (known or unknown, contingent or absolute and whether or not determinable as of the Closing) not expressly transferred to Buyer hereunder as Acquired Liabilities are being retained by Seller (the "Retained Liabilities"), who shall remain liable therefor unconditionally and without right of set-off. Seller on behalf of itself, hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities, including any Retained Liabilities created by statute or common law.

        Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Acquired Liabilities (except as specified below) for the purposes of this Agreement (whether or not accrued or reserved for on Interim Balance Sheet or the Closing Date Balance Sheet):

            (i)  any (A) Income Tax of Seller or any member of any affiliated group which Seller is or was, prior to the Closing, a member or (B) other Tax payable with respect to the business, assets, properties or operations of Seller or any member of any affiliated group of which Seller is or was, prior to the Closing, a member, for (1) any period ending prior to the Closing Date or (2) the portion of any period beginning before and ending after the Closing Date that precedes the Closing Date to the extent such Taxes exceed the accrual therefor set forth on the face of the Closing Date Balance Sheet, (C) except as provided in Section 4.11(b) hereof, incident to or arising as a consequence of the negotiation or consummation by Seller (or any member of any affiliated group of which any of them is a member) of this Agreement and the transactions contemplated hereby, or (D) payable with respect to any business, assets, properties, or operations of Seller, other than the Business or the Acquired Assets, for any taxable period; provided, however, that in no event shall the term "Retained Liabilities" include any Tax relating to the Business or the Acquired Assets that relates to a period following the Closing;

           (ii)  except as provided in Section 4.10 hereof, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, former employees, agents or independent contractors of Seller, whether or not employed by Buyer after the Closing, that (A) arises out of or relates to the employment or service provider relationship between Seller and any such individuals, (B) arises out of or relates to any Benefit Plan, or (C) arises out of or relates to events or conditions occurring on or before the Closing Date;

          (iii)  any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and fees and expenses of counsel, accountants, brokers, finders and other experts;

          (iv)  any product liability or similar claim, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made or alleged to have been made or which is imposed or asserted to be imposed by operation of law (including by reason of any "strict liability" or related theory of tort law), in connection with any product manufactured, leased or sold by, or any service performed by or on behalf of Seller prior to the Closing, including any such claim seeking recovery for consequential damages, lost revenue or income, it being understood, however, that Seller's liabilities in respect of any standard product warranties given by Seller in respect of its products or services in the ordinary course of business under Contracts (as opposed to product liability claims) are being assumed by Buyer under Section 1.3(a)(iv);

           (v)  any liability or obligation of Seller existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of Seller's representations, warranties and covenants contained in this Agreement or the other Transaction Documents (as defined in Section 1.7(c));

          (vi)  any Environmental Liability (as defined in Section 7.12(g));

         (vii)  any indebtedness for borrowed money of Seller of any kind, including (A) any obligation evidenced by bonds, notes debentures or other similar instruments, (B) any obligation (whether contingent or otherwise) for the deferred purchase price of any property or services (whether structured as a bonus payment contingent on achievement of performance objectives, consulting payment or non-compete payment), but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and are not overdue by more than six months, unless being contested in good faith, (C) all obligations of Seller as lessee or lessees under leases categorized as "capital leases" in accordance with GAAP, (D) any assumption, guarantee or endorsement of the obligations, either directly or indirectly, of any Person (as defined in Section 7.12(q)), (E) all obligations resulting from bank overdrafts, (F) all obligations secured by a Lien on the Owned Real Property, (G) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (H) all obligations under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (I) all obligations under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (J) all accrued but unpaid interest (or interest equivalent) on any of the items referred to in this Section 1.3(b)(vii) and (K) any liability in respect of any redemption premium, call premium, prepayment obligation, or other provision requiring payment in excess of 100% of principal and accrued interest on any of the items referred to in this Section 1.3(b)(vii);

        (viii)  liabilities to the extent that Seller is entitled to insurance proceeds or otherwise indemnified or which would have been entitled to insurance proceeds (or indemnification) (other than by reason of Section 6.6) but for a claim by the insurer (or the indemnitor) that Seller (or the indemnitees) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

          (ix)  any liability of Seller to any of its Affiliates;

           (x)  any liabilities or obligations in respect of any Excluded Asset; or

          (xi)  any other liability of Seller whatsoever, including any liability arising out of or relating to the ownership or operation of the Acquired Assets and the Business on or prior to the Closing Date (including any predecessor operations), including any claims, obligations or litigation arising out of or relating to events or conditions occurring on or before the Closing Date (including the threatened or pending litigation set forth on Schedule 2.9 hereto), regardless of when made or asserted, except for the Acquired Liabilities as specifically and expressly set forth herein.

        1.4.    Consent of Third Parties.    On the Closing Date, Seller will assign to Buyer, and Buyer will assume, the Contracts and the Permits which are to be transferred to Buyer as and to the extent provided in this Agreement by means of the Assignment and Assumption Agreement referred to in Section 1.7. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent of the other party thereto or any other third party and such consent has not been obtained prior to the Closing, this Agreement and the Assignment and Assumption Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets if an attempted assignment without any such consent would constitute a breach or violation thereof. In order, however, to provide Buyer the full realization and value of every Contract or Permit of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all commercially reasonable actions (including the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) to obtain such consent, including forwarding to Buyer any funds received pursuant to The Dingley Press Municipal Development and Tax Increment Financing Program, dated December 7, 1993, and the Credit Enhancement Agreement, dated as of March 1, 1994, between the Town of Lisbon, Maine and The Dingley Press, as amended (including by Amendment dated January 22, 1998). Pending obtaining such consents, Buyer and Seller shall cooperate with each other in reasonable and lawful arrangements designed (a) to assure that the rights of Seller under such Contracts or Permits shall be preserved for the benefit of or transferred or issued to Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such Contract or Permit, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section 1.4 shall in any way diminish Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign good and marketable title free and clear of Liens (other than Permitted Exceptions) to all the Acquired Assets to Buyer.

        1.5.    Closing.    The closing of the sale and purchase of the Acquired Assets (the "Closing") will take place on the first Business Day after satisfaction or waiver of the conditions to closing set forth in Article V of this Agreement at 10 a.m., New York City time, at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, New York. The date such Closing occurs is referred to herein as the "Closing Date."

        1.6.    Purchase Price.

        (a)    Purchase Price.    The aggregate purchase price to be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") is (i) $66,675,000, payable in cash, subject to adjustment pursuant to Section 1.6(c) and the provisions of this Agreement (the "Cash Consideration"); provided, however, in the event that (A) prior to Closing Seller enters into the Press Agreement on the terms described on Schedule 1.1(b)(vi), (B) as of Closing, such Press Agreement is in full force and effect, (C) prior to Closing, Seller pays a $200,000 cash deposit on the terms set forth in the Press Agreement and such deposit has not been refunded and (D) as of Closing, no breach or default of Seller under the Press Agreement occurs and is continuing (clauses (A) through (D), collectively, the "Press Agreement Conditions"), the Closing Cash Consideration shall be $66,875,000 payable in cash, subject to adjustment pursuant to Section 1.6(c) and the provisions of this Agreement, and (ii) the assumption by Buyer of the Acquired Liabilities.

        (b)    Payment of Cash Consideration.    Subject to the terms and conditions hereof, on the Closing Date, Buyer will, and Parent will cause Buyer to, pay (i) $63,675,000 of the Cash Consideration, or, in the event that the Press Agreement Conditions have been satisfied, $63,875,000 of the Cash Consideration (the "Closing Cash Consideration") by federal or other wire transfer to the account or accounts designated by Seller in writing at least two Business Days prior to the Closing Date; and (ii) $3,000,000 of the Cash Consideration (the "Escrow Amount") by federal or other wire transfer to The Bank of New York, N.A. (the "Escrow Agent") pursuant to the terms of an escrow agreement to be entered into at Closing by Buyer, Parent, Seller and the Escrow Agent in the form of Exhibit A hereto (the "Escrow Agreement").

        (c)    Post-Closing Adjustment to Purchase Price.

            (i)  Within 90 days after the Closing, Parent shall prepare and deliver to Seller a statement (the "Closing Statement"), which shall include (A) a statement of net assets of the Business (the "Closing Date Balance Sheet") prepared in accordance with GAAP applied in a manner consistent with Seller's past practice (but subject to the principles and provisions set forth in Schedule 1.6(c)), (B) a statement based on such Closing Date Balance Sheet setting forth in reasonable detail a calculation of the Closing Date Working Capital (as defined below), and (C) a calculation setting forth the dollar amount by which the Closing Date Working Capital is more or less than the Reference Amount (the "Adjustment Amount"). Seller agrees to cooperate, and agrees to cause Albin, Randall & Bennett ("Seller's Accountants") to cooperate, with Parent and Parent's Accountants (as defined in Section 4.2) in connection with the preparation of the Closing Date Balance Sheet, Closing Date Working Capital and related information, and shall provide to Parent and Parent's Accountants books, records and information as may be reasonably requested from time to time. For purposes hereof, the "Reference Amount" means the sum of the amounts of Working Capital for the twelve months ending with the month most recently completed prior to Closing, divided by twelve, where the "Working Capital," in respect of a monthly period has the meaning set forth in Schedule 1.6(c), and "Closing Date Working Capital" has the meaning set forth in Schedule 1.6(c). Seller shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 1.6(c).

           (ii)  Subject to this Section 1.6(c)(ii), the Closing Date Balance Sheet, Closing Date Working Capital and Adjustment Amount delivered by Parent to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto. Seller may dispute any amounts reflected in the Closing Date Balance Sheet, Closing Date Working Capital and Adjustment Amount, but only on the basis that such amounts were not presented in accordance with this Agreement and Schedule 1.6(c) (or arithmetic computational errors); provided, however, that Seller shall notify Parent in writing of each disputed amount, and specify the amount thereof in dispute, within 30 days of Seller's receipt of the Closing Statement (such 30-day period hereinafter referred to as the "Review Period"). Any and all portions of the Adjustment Amount which are not subject to dispute shall be paid by Buyer or Seller, as the case may be, in accordance with paragraph (iii) below. In the event of a dispute with respect to the Closing Date Balance Sheet, Closing Date Working Capital or the Adjustment Amount, Parent and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Parent and Seller are unable to reach a resolution to such effect within 30 days of receipt of Seller written notice of dispute to Parent, Parent and Seller shall submit the amounts remaining in dispute for resolution to a mutually acceptable and nationally recognized independent accounting firm, other than Seller's Accountants or Parent's Accountants (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall, within 30 days after such submission, determine and report to the parties upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting

  Firm in respect of the resolution of such disputed amounts under this Section 1.6(c)(ii) shall be allocated between Parent and Seller so that Seller's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Seller to the Third Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by Seller to the Third Accounting Firm.

          (iii)  If the Adjustment Amount as finally determined is positive (i.e., the Closing Date Working Capital exceeds the Reference Amount), then the Purchase Price shall be increased, on a dollar-for-dollar basis, by such Adjustment Amount, and Buyer shall, and Parent shall cause Buyer to, promptly deliver to Seller the amount of any difference between the Closing Date Working Capital and the Reference Amount. If the Adjustment Amount is negative (i.e., the Reference Amount exceeds the Closing Date Working Capital), then the Purchase Price shall be decreased, on a dollar-for-dollar basis, by such Adjustment Amount, and Seller shall promptly deliver to Buyer (or Parent if Buyer so requests) the amount of any difference between the Closing Date Working Capital and the Reference Amount. All payments under this Section 1.6(c) will be in cash by federal or other wire transfer, or certified or bank cashier's check. Buyer or Seller, as the case may be, shall make any payment required as a result of an adjustment to the Purchase Price pursuant to this Section 1.6(c) within ten Business Days after the Adjustment Amount has been finally determined in accordance with this Section 1.6(c) (it being understood that with respect to any portion of the Adjustment Amount which is not subject to dispute, the phrase "finally determined" shall mean the expiration of the Review Period), together with interest thereon for the period commencing on the Closing Date through the date on which all of the Adjustment Amount is paid, calculated at the rate announced by Citibank, N.A. from time to time as its prime or base interest rate for commercial loans (the "Prime Rate").

        1.7.    Deliveries and Proceedings at Closing.    Subject to the terms and conditions of this Agreement, at the Closing:

          (a)    Deliveries to Parent and Buyer.    Seller will deliver or cause to be delivered to Parent and Buyer:

              (i)  assignments of all transferable or assignable Contracts, Intellectual Property, Permits, and warranties relating to the Acquired Assets, each duly executed and, where necessary or desirable, in recordable form substantially in the form of Exhibit B hereto (the "Assignment and Assumption Agreement")

             (ii)  a bill of sale and instrument of assignment to the Acquired Assets, duly executed by Seller substantially in the form of Exhibit C hereto (the "Bill of Sale");

            (iii)  title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

            (iv)  quitclaim deeds with covenant for the Owned Real Property, duly executed and acknowledged by Seller (or other appropriate party) and in recordable form, each substantially in the form of Exhibit D hereto, together with the appropriate Real Estate Transfer Tax Declaration of Value;

             (v)  quitclaim assignments with covenants for the leases for all Leased Real Property duly executed and acknowledged by Seller (or other appropriate party) and in recordable form, each substantially in the form of Exhibit E hereto;

            (vi)  a duly endorsed power of attorney and Letter (as defined in Section 6.4);

           (vii)  the Foreign Investment in Real Property Tax Act Certification and Affidavit, duly executed by Seller, substantially in the form of Exhibit F hereto (the "FIRPTA Affidavit");

          (viii)  the certificates, opinions and other documents required to be delivered by Seller pursuant to Section 5.1 hereof and certified resolutions evidencing the authority of Seller as set forth in Section 2.1 hereof;

            (ix)  all agreements, records and other documents required by this Agreement;

             (x)  a tax clearance letter from Maine Revenue Services dated no earlier than five Business Days prior to the Closing Date;

            (xi)  the Escrow Agreement, duly executed by Seller;

           (xii)  a receipt for the payment of the Closing Cash Consideration duly executed by Seller;

          (xiii)  the easement, duly executed by Seller, in the form of Exhibit G hereto (the "Easement");

          (xiv)  the Employment Agreement, duly executed by Christopher A. Pierce, in the form of Exhibit H hereto (the "Employment Agreement");

           (xv)  the Securities Purchase Agreement, duly executed by Christopher A. Pierce, Eric Lane, William Braley and Kenneth Stickley in the form of Exhibit I hereto (the "Securities Purchase Agreement"); and

          (xvi)  all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Acquired Assets (or in the case of Transferred Real Estate, good, insurable and marketable) in accordance with Section 1.1 hereof, including debt pay-off letters and time-stamped instruments and releases, in form and substance satisfactory to Buyer, evidencing release and removal of all Liens on the Acquired Assets other than Permitted Exceptions, and standard owner's affidavits regarding tenants and mechanics' liens required by Buyer's title insurance company.

          (b)    Deliveries By Buyer and Parent to Seller.    Buyer will, and Parent will cause Buyer to, deliver:

              (i)  wire transfer of immediately available funds in an amount equal to the Closing Cash Consideration to Seller;

             (ii)  wire transfer of immediately available funds in an amount equal to the Escrow Amount to the Escrow Agent;

            (iii)  the Escrow Agreement, duly executed by Parent and Buyer;

            (iv)  the certificates, opinions and other documents required to be delivered by Buyer and Parent to Seller pursuant to Section 5.2 hereof;

             (v)  the Employment Agreement, duly executed by Buyer;

            (vi)  the Securities Purchase Agreement, duly executed by Parent;

           (vii)  a Maine Sales and Use Resale Certificate in the form of Exhibit J hereto (the "Sales and Use Resale Certificate"); and

          (viii)  the Assignment and Assumption Agreement, duly executed by Buyer.

          (c)   The agreements, instruments and certificates set forth in this Section 1.7, together with this Agreement, are collectively referred to herein as the "Transaction Documents."

          1.8.    Allocation of Consideration.    Buyer and Seller agree that the sale of the Acquired Assets hereunder is a fully taxable sale for income tax purposes. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code (as defined in Section 7.12(d)) to timely file IRS Form 8594 (the "Asset Acquisition Statement") with each of their respective federal income tax returns. Accordingly, Buyer and Seller agree to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of their respective federal income tax returns in accordance with the written statement (the "Statement of Allocation") contained in Schedule 1.8 setting forth an allocation of the consideration paid for the Acquired Assets among such Acquired Assets.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to Buyer and Parent as follows:

        2.1.    Organization; Authority; Binding Effect.

        (a)   Seller is a corporation duly organized, validly existing and in good standing in the State of Maine. Seller has delivered to Buyer complete and correct copies of Seller's articles of incorporation and by-laws and all amendments thereto. Seller has all requisite power and authority and full legal right to enter into this Agreement and the Transaction Documents to which it is a party and to perform all of its agreements and obligations under this Agreement and the Transaction Documents to which it is a party in accordance with their respective terms. This Agreement has been and, as of the Closing Date, the Transaction Documents will have been, duly executed and delivered by Seller and, upon execution, constitute, or will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (b)   Seller is not qualified to do business as a foreign corporation in any jurisdiction and there is no jurisdiction in which the character of the properties owned or leased or the nature of activities conducted by Seller make such qualifications necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect (as defined in Section 7.12(o)).

        2.2.    Capitalization.    As of the date hereof, the authorized capital stock of Seller consists of 500,000 shares of Common Stock, of which 269,230 shares are issued and outstanding. As of the date hereof, options to purchase 3,270 shares of Common Stock of Seller (the "Options") are issued and outstanding under Seller's 2002 Incentive Stock Option Plan. As of the date hereof, other than the Options, there are no rights, subscriptions, warrants, options, conversion rights, or agreements of any kind outstanding to purchase from Seller, or otherwise require Seller to issue, any shares of capital stock of Seller or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of Seller. As of the date hereof, Seller will not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

        2.3.    Subsidiaries.    Seller does not have any Subsidiaries and does not own, directly or indirectly, or hold, of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in or securities of any partnerships, limited liability companies, business trusts or joint ventures or in any unincorporated trade or business enterprises. For purposes hereof, "Subsidiary," as applied to any specified Person, means any other Person of which such specified Person shall at the time own, directly or indirectly, through a Subsidiary or otherwise, at least a majority of the outstanding capital stock (or other beneficial interests) entitled to vote generally.

        2.4.    Non-Contravention.    Except as set forth on Schedule 2.4 hereto, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Lien upon any property of Seller, or result in the maturation or acceleration of any liability or obligation of Seller (or give the right to cause such a maturation or acceleration) or result in the termination of or loss of any right (or give others the right to cause such a termination or loss) pursuant to (a) the articles of incorporation or by-laws of Seller, each as amended to date; (b) any agreement or commitment to which Seller is a party or by which Seller or any of its properties is bound or any of such properties is subject; or (c) any statute or any judgment, decree, order, regulation or rule of any court or Authority.

        2.5.    Taxes.

        (a)   Seller has duly filed with the appropriate Authority all material Tax Returns required to be filed by it. All material Taxes shown as due and payable on such Tax Returns, or for which a notice of assessment or other demand for payment has been received, have been paid. Seller has withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. No Tax Return of Seller is currently under audit by any taxing Authority. No taxing Authority is now asserting or, to Seller's knowledge, threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

        (b)   Schedule 2.5(b) hereto lists all taxing Authorities with which Seller presently files Tax Returns, identifying in each case the entity filing Tax Returns, and the type of Tax Returns filed with each taxing authority. No taxing Authority with which Seller does not file Tax Returns has claimed that Seller is or may be required to file Tax Returns with that taxing authority.

        (c)   Seller made a valid election under Section 1362 of the Code to be treated as an S corporation, as defined in Section 1361 of the Code, for federal income tax purposes. Such election became effective for Seller's taxable year beginning September 1, 1987, and Seller is, and has been at all times since such date, treated as an S Corporation. Seller has not opted out of S corporation treatment for purposes of any corporate income or franchise tax imposed by any state or local governmental authority.

        2.6.    Financial Statements.    Seller has delivered the following financial statements (the "Financial Statements") to Buyer, which are attached hereto as Schedule 2.6: (a) the audited balance sheet of Seller as of August 31, 2003 (the "Most Recent Audited Balance Sheet") and the related audited statements of income, cash flows and retained earnings of Seller for the fiscal year then ended (collectively, the "Most Recent Audited Financial Statements"), (b) the audited balance sheet of Seller as of August 31, 2002, and the related audited statements of income, cash flows and retained earnings of Seller for the fiscal year then ended and (c) the unaudited balance sheet of Seller (the "Interim Balance Sheet") as of December 31, 2003 (the "Interim Balance Sheet Date") and the related unaudited consolidated statements of income, cash flows and retained earnings of Seller for the four-month period then ended (collectively, the "Interim Financials"). Each of the Financial Statements has been prepared in accordance with GAAP applied in a manner consistent with Seller's past practice; each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial condition of Seller as of its respective date; and each of the statements of income, cash flows and retained earnings included in the Financial Statements fairly presents in all material respects the results of operations of Seller for the period covered thereby; provided, however, that the Interim Financials are subject to normal year-end adjustments and lack footnotes required under GAAP.

        2.7.    No Undisclosed Liabilities.    Except as set forth on Schedule 2.7, to Seller's knowledge, Seller has no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of foreign, federal, state and local Taxes and any interest or penalties relating thereto, except for (a) liabilities reflected as such on the Most Recent Audited Balance Sheet, (b) liabilities incurred in the ordinary course of business since August 31, 2003 and reflected as liabilities on the Interim Financials, (c) liabilities incurred in the ordinary course of business during the Interim Period, (d) liabilities relating to obligations to any active, inactive or former employee of Seller pursuant to Benefit Plans listed on Schedule 2.14(a) hereto, (e) executory liabilities under Contracts set forth on Schedule 2.15 hereto, and (f) liabilities relating to the environmental matters referred to in Schedule 2.18.

        2.8.    Sufficiency of Assets.    The Acquired Assets include all the assets, rights and properties (including all contract rights, Intellectual Property and intellectual property rights, and governmental approvals, permits, franchises, authorizations and registrations) which are necessary for Buyer to conduct the Business following the Closing substantially in the manner the Business was conducted prior to Closing. The Acquired Assets shall be maintained by Seller in good operating condition and repair as of the Closing Date so as to permit the operation of the Business in accordance with the current practice.

        2.9.    Litigation.    Except as set forth on Schedule 2.9 hereto, no material action, suit, proceeding or investigation is pending or, to Seller's knowledge, threatened against Seller. There are no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against Seller or any of Seller's assets or businesses.

        2.10.    Absence of Certain Changes.    Except as set forth on Schedule 2.10 hereto or as contemplated by this Agreement, since August 31, 2003 there has not been: (a)(i) any event, fact or circumstance which has had or could reasonably be expected to have a Material Adverse Effect, or (ii) any change in the assets, liabilities, sales, income or business of Seller or in any of Seller's relationships with suppliers, customers or lessors, other than changes which arose in the ordinary course of business and which, individually or in the aggregate, have not had or could not be reasonably expected to have a Material Adverse Effect; (b) any acquisition or disposition by Seller of any material asset or material property other than sales of Inventory or obsolete equipment in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, which has had or could reasonably be expected to have, either in any case or in the aggregate, a Material Adverse Effect; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of Seller's capital stock or any redemption or other purchase of Seller's capital stock or other equity securities; (e) except for the issuance of shares pursuant to the exercise of the Options, any issuance of any shares of the capital stock of Seller or any direct or indirect redemption, purchase or other acquisition of any of Seller's capital stock; (f) any increase in the compensation, pension or other benefits payable or to become payable by Seller to its officers or employees, or any bonus payments or arrangements made to or with any of them; (g) any entry by Seller into any material transaction other than in the ordinary course of business or as contemplated herein and which in each case has not had and could not reasonably be expected to have a Material Adverse Effect; (h) any incurrence by Seller of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business or as contemplated herein and which in each case have not had and could not reasonably be expected to have a Material Adverse Effect; (i) any discharge or satisfaction by Seller of any material Lien or payment by Seller of any material obligation or material liability (fixed or contingent) other than in the ordinary course of business or as contemplated herein; (j) any forgiveness or cancellation of any material debt or claim by Seller other than compromises of accounts receivable in the ordinary course of business; (k) any change in the accounting methods or practices of Seller; (l) any write-down of assets by Seller other than in the ordinary course of business and in amounts that are not, individually or in the aggregate, material; or (m) any material write-off of accounts receivable of Seller other than in the ordinary course of business.

        2.11.    Real Property.    Schedule 2.11 hereto lists all of the real property owned by Seller other than the Excluded Real Property (the "Owned Real Property") and all of the real property leased by Seller (the "Leased Real Property," and together with the Owned Real Property, the "Real Property"). Except as set forth on Schedule 2.11 hereto, (a) Seller has good, insurable and marketable title to its Owned Real Property, free and clear of any Lien, easement, covenant, or other restriction, except for (i) installments of municipal taxes special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, Permitted Exceptions, and (ii) other easements and restrictions existing generally with respect to properties of a similar character or which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) Seller has not leased, licensed or otherwise granted any Person the right to use or occupy any of its Owned Real Property or any portion thereof. Except as set forth on Schedule 2.11 hereto, Seller (a) is not in material breach or default under any of the real property leases to which it is a party, or (b) has not subleased, licensed or otherwise granted any Person the right to use or occupy any of its Leased Real Property or any portion thereof. Seller has not received any notice that either the whole or any material portion of any of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. Seller has not received notice of or has no knowledge of any public improvements that will be made that may result in special assessments against or otherwise affect any of the Real Property and which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the real property leases governing the Leased Real Property located at (i) 40 Westminster Street, Lewiston, Maine and (ii) 167 River Road, Lewiston, Maine, have been delivered to Buyer.

        2.12.    Title to Assets.    Seller has good and valid title to all of their respective properties and assets, including the Facility and the properties and assets reflected in the Most Recent Audited Balance Sheet (except those disposed of in the ordinary course of business since the date of the Most Recent Audited Balance Sheet), other than the Real Property and the Excluded Assets, free and clear of all Liens except (a) Permitted Exceptions and (b) Liens disclosed on Schedule 2.11 and Schedule 2.12.

        2.13.    Intellectual Property.    Schedule 2.13 hereto sets forth a list of all material intellectual property rights owned by Seller or used in the Business, including (a) patents, inventions (whether or not patentable and whether or not reduced to practice), discoveries, processes, technology and know-how; (b) copyrights and copyrightable works (including software, databases and related items); (c) trade secrets, specifications, designs, plans, manuals and drawings, research and all other confidential or proprietary information; (d) trademarks, service marks, trade names, domain name registrations, logos and other source indicators; (e) rights in databases, whether registered or not; and (f) all rights relating to any of the foregoing used in the Business pursuant to a license or other, similar agreement (clauses (a) through (f), collectively, "Intellectual Property"). Except to the extent set forth on Schedule 2.13, Seller owns or has permission to use all Intellectual Property used in the Business, except where any or all failures to so own or obtain permission to use, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Seller, the operation of the Business as currently conducted by Seller does not infringe, misappropriate or otherwise violate the intellectual property rights of any third party, and no third party is infringing, misappropriating or otherwise violating the Intellectual Property. Except as set forth on Schedule 2.13 hereto, no claims are pending against Seller by any Person regarding the use of any such Intellectual Property in the Business, or challenging or questioning the validity or effectiveness of any such license or agreement, which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Seller is not in breach of or default under any license or other agreement by which it uses the intellectual property of third parties in the Business, or by which it permits third parties to use the Intellectual Property, and except as set forth on Schedule 2.13, each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect under terms materially consistent with those in effect immediately prior to the Closing. Seller owns or has permission to use all software, databases and related items included in the Intellectual Property (the "Software") and Seller is not in breach of or default under any license or other agreement by which it uses the Software of third parties in the Business or by which it permits third parties to use the Software and each such license or other agreement is now and, except as set forth in Schedule 2.13, immediately following the Closing shall be valid and in full force and effect under terms consistent with those in effect immediately prior to the Closing.

        2.14.    Employee Benefit Plans.

        (a)   Set forth on Schedule 2.14(a) hereto is a true and complete list of each (i) "employee benefit plan," as defined in Section 3(3) of ERISA, (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen) that is maintained, contributed to, or required to be contributed to, by Seller and/or any ERISA Affiliate for the benefit of any Employee or Former Employee, or under which Seller, and/or any ERISA Affiliate has any liability with respect to any Employee or former Employee, (the "Benefit Plans").

        (b)   As applicable with respect to each Benefit Plan, except for Seller's 2002 Stock Option Plan and the arrangements solely in effect for the benefit of Christopher A. Pierce, Seller has delivered to Buyer, true and complete copies of (i) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust agreements, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the three most recent summary annual reports, financial statements and trustee reports, and (vii) all records, notices and filings concerning IRS or Department of Labor audits or investigations and "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        (c)   Except as otherwise disclosed with particularity on Schedule 2.14(c):

            (i)  Seller and each ERISA Affiliate are in compliance in all material respects with the provisions of applicable law, including ERISA and the Code, applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the provisions of applicable law, including ERISA and the Code.

           (ii)  No Benefit Plan is now or at any time has: (A) been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or (B) been a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iii)  There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no pending or, to the knowledge of Seller, no threatened or pending claims (except for individual claims for benefits payable in the ordinary course of operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any named fiduciary thereof, nor to the knowledge of Seller is there any reasonable basis for any such claim, suit or proceeding.

          (iv)  Neither Seller nor any ERISA Affiliate, nor to the knowledge of Seller, any named fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, Seller, and/or any ERISA Affiliate or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Benefit Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

           (v)  Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date shall have been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither Seller, its ERISA Affiliates nor Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

        (d)   With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Seller, and each ERISA Affiliate is in compliance in all material respects with the continuation coverage requirements of the Code and ERISA and, except as set forth in Schedule 2.14(d), with the obligations imposed with respect to group health plans imposed by the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA") and any applicable regulations promulgated under HIPAA.

        2.15.    Contracts.    Schedule 2.15 sets forth a list of all contracts to which Seller is a party or by which any of them is bound or to which Seller is subject, except (a) any contract that does not require payment by any party thereto of more than $50,000.00 in any period of 12 consecutive months and is not otherwise material to Seller or the Business, (b) any contract that is terminable by Seller upon 90 days' notice or less without the payment of any material penalty or material termination fee or any other liability of Seller, (c) any contract entered into, after the date hereof and prior to Closing, with Buyer or any of its Affiliates in connection with any transaction contemplated by this Agreement, and (d) any contract listed in any other Schedule to this Agreement. Notwithstanding the foregoing, Schedule 2.15 sets forth a complete and accurate list of all (i) contracts and other agreements with any former officer or director or any current officer, director, employee, consultant or shareholder of Seller that have not been terminated or expired pursuant to their respective terms, (ii) joint venture or partnership agreements relating to the assets, properties or business of Seller or by or to which Seller of Seller's assets or properties are bound or subject, (iii) supply or requirements contracts to which Seller is a party, (iv) any agreements to which Seller is a party which restricts it from competing in any lines of business or geographic areas or which prohibits Seller (or Seller's agents or representatives) from soliciting for employment, or from hiring, any person and (v) any contract described in Section 2.21 hereof. As used in this Section 2.15, the word "contract" means and includes every agreement of any kind which is legally enforceable by or against Seller. Except as noted in the reference to a contract on Schedule 2.15, each of the contracts listed on Schedule 2.15 hereto or any of the other Schedules hereto is in full force and effect and Seller has not (nor, to Seller's knowledge, has any other party thereto) committed any breach or default thereunder which could reasonably be expected to have a Material Adverse Effect. True and correct copies of each of the Contracts required to be disclosed on Schedule 2.15 have been delivered to Buyer.

        2.16.    Insurance.    Except as set forth on Schedule 2.16, for the past five years, Seller has been fully covered at all times by insurance in scope and amount customary and reasonable for the business in which it is engaged and the liabilities it has incurred. Except for those policies set forth on Schedule 2.14(a), Schedule 2.16 contains a complete and correct list of all policies of insurance currently maintained by or for the benefit of Seller, including the policy numbers, coverage amounts and deductibles for each policy. Seller has delivered true, correct and complete copies of such policies to Buyer. All such policies are in full force and effect. All premiums due on such policies have been paid in full. There is no default with respect to any provision contained in any such policy which could have an adverse affect upon the ability of the insured to collect insurance proceeds under such policy, nor has there been any failure by the insured to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Since its inception, all products liability and general liability policies maintained by or for the benefit of Seller have been "occurrence" policies and not "claims made" policies.

        2.17.    Labor Relations.    Except as set forth on Schedule 2.17, there is no charge, allegation, investigation, or proceeding pending (or, to Seller's knowledge, threatened) against Seller and/or any of its Affiliates alleging that Seller is in violation of any federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where any or all failures of such compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and Seller has not engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.17 hereto, there is no charge pending against Seller alleging unlawful discrimination in employment practices before any court or agency which could reasonably be expected to have a Material Adverse Effect, and there is no charge of or proceeding with regard to any unfair labor practice against Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending against or involving Seller other than disputes with individual employees. Except as set forth on Schedule 2.17 hereto, none of the employees of Seller is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by Seller.

        2.18.    Environmental Matters.

        (a)   Seller is not in violation of any judgment, decree, order, law, license, rule, regulation, permit, statute, writ or injunction applicable to its business and pertaining to environmental matters or the protection of human health, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter, "Environmental Laws"), except for violations which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Seller possesses all material Permits required under Environmental Laws for Seller to operate the Business and own, lease or otherwise hold the Acquired Assets under applicable Environmental Laws (the "Environmental Permits"). All Environmental Permits are in full force and effect, and there are no proceedings pending or, to Seller's knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Environmental Permits presently possessed by Seller. All Environmental Permits are listed on Schedule 2.18(a) hereof.

        (b)   Except as set forth on Schedule 2.18(b) hereto, Seller has not received written notice from any third party including any Authority: (i) that Seller has been identified by the United States Environmental Protection Agency or any other Authority as a potentially responsible party under CERCLA or any similar state Environmental Law with respect to any site requiring remedial investigation, removal or other response action ("Remediation"), including the Real Property, any property formerly owned, leased or operated by Seller, or any site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws ("Hazardous Substances") which Seller has generated, transported or disposed of or arranged for the transportation or disposal of has been found at any site at which an Authority or other third party has conducted or has ordered that Seller conduct any Remediation pursuant to any Environmental Law; or (iii) that Seller is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release or presence of Hazardous Substances;

        (c)   Except as set forth on Schedule 2.18(c) hereto, no Hazardous Substances have been or are threatened to be Released by, on behalf of, or were a result of acts of Seller, or, to the knowledge of Seller, are present in an uncontained state at, on, about or under the Real Property, any off-site location, or any property formerly owned, operated or leased by Seller in connection with their respective businesses, in each case which has or reasonably could, individually or in the aggregate, reasonably be expected to result in any material liability for Seller or Buyer under applicable Environmental Laws; and

        (d)   Seller has provided to Buyer copies of all (i) environmental compliance assessments relating to the Business, (ii) environmental site assessments, preliminary environmental site screens and transaction screens and (iii) material environmental inspections, investigations, studies, audits, tests or contamination or remediation assessments or reports conducted with respect to the Real Property, any property formerly owned, operated or leased by Seller in connection with the Business, or relating to the Business (other than routine monitoring reports) and in the possession of or under the control of Seller (the documents referred to in clauses (i) through (iii), collectively, the "Environmental Reports"), except for attorney-client privileged documents created prior to the Confidentiality Agreement ("Privileged Environmental Reports"). No matters identified in the Privileged Environmental Reports are unresolved as of the date hereof.

        2.19.    Permits and Compliance With Laws.

        (a)   Seller possesses and is in compliance with all material Permits, other than Environmental Permits, required to operate the Business and own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes. Seller has conducted the Business and is now doing so in material compliance with all applicable laws, zoning, building and similar laws, rules, regulations, ordinances, codes, judgments and orders (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA") and, except as set forth on Schedule 2.19(a), the Americans with Disabilities Act and the rules and regulations thereunder. All such Permits are listed on Schedule 2.19(a)(i) hereto. All Permits (other than Environmental Permits) of Seller relating to the operation of the Business are in full force and effect, and there are no proceedings pending or, to Seller's knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller. Except as set forth on Schedule 2.19(a)(ii), the Permits (other than Environmental Permits) are transferable and will be transferred to Buyer at Closing by means of the Assignment and Assumption Agreement. Except as set forth on Schedule 2.19(a)(ii), the Permits so transferred will constitute all of the Permits (other than Environmental Permits) required under applicable law and regulation for Buyer's possession, ownership and use of the Acquired Assets and operation of the Business.

        (b)   Except with respect to environmental matters described in Section 2.18 and as disclosed on Schedule 2.19(b), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's knowledge, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority, or (ii) failure by Seller to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business. Except as may be otherwise disclosed on Schedule 2.19(b), to Seller's knowledge, there are no claims or violations of any such law, regulation, ordinance, order, covenant, condition, restriction or easement. Except as may be otherwise disclosed on Schedule 2.19(b), there is no proceeding pending or, to Seller's knowledge, threatened which is reasonably likely to materially and adversely affect, as to any material portion of the Facility or the other Acquired Assets, the zoning classification in effect or Seller's right to own, operate and occupy the Facility and use and possess the other Acquired Assets in the manner in which it currently owns, operates and occupies the Facility and uses and possesses the other Acquired Assets, and no zoning, building or similar law, regulation, ordinance or order is, or on the Closing Date will be, violated in any material respect. Past compliance matters or alleged violations that may have been identified to Seller at the request of Seller by other Persons, and which have been resolved, are not disclosed on Schedule 2.19(b).

        2.20.    Customers and Suppliers.    Schedule 2.20 contains (a) a list of the customers of Seller (by volume in dollars of sales to such customers) to whom Seller has had more than $100,000 in net sales for the twelve-month period immediately preceding the date hereof (the "Major Customers") and (b) a list of the suppliers of Seller (by volume in dollars of purchases from such suppliers) from whom Seller has purchased at least $100,000 in products or services for the twelve-month period ending January 31, 2004 (the "Major Suppliers"). Except as set forth on Schedule 2.20, since August 31, 2003, Seller has not received any written notice from any Major Customer to the effect that such Major Customer will stop or materially modify its purchases from Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise), which cessation or modification could reasonably be expected to result in a material adverse change to Seller's overall business relationship with such Major Customer. Except as set forth on Schedule 2.20, since August 31, 2003, Seller has not received any written notice from any Major Supplier to the effect that such Major Supplier will stop or materially modify the aggregate volume of its supply of materials, products or services to Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise), which cessation or modification could reasonably be expected to result in a material adverse change to Seller's overall business relationship with such Major Supplier.

        2.21.    Transactions with Affiliates.    Neither Seller nor any of Seller's officers, directors or employees (or any "associate" (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the foregoing), has any interest, directly or indirectly, in any lease, Lien, contract, license, encumbrance, loan or other agreement or commitment to which Seller is a party, or any property or asset used or owned by, or any interest in any supplier of, Seller in any one case exceeding $5,000. Seller is not indebted, directly or indirectly, to (a) any Affiliate of Seller or (b) any officer, director or employee of Seller (or any of their respective "associates" as defined above) for any liability or obligation, whether arising by reason of stock ownership, oral or written agreement or understanding or otherwise. No employee of Seller owes more than $25,000 (except in respect of advances for business expenses, none of which exceeds $5,000 individually or $10,000 in the aggregate) in principal to Seller.

        2.22.    Brokerage.    Except as set forth in Schedule 2.22, Seller has not made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.

        2.23.    Disclosures.

        (a)   No representation or warranty made by Seller in this Agreement, nor any statement, record, Disclosure Schedule pertaining to Article II of this Agreement or certificate furnished by Seller to Buyer or Parent pursuant to this Agreement or the Transaction Documents, contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein or therein not misleading.

        (b)   Except as set forth on Schedule 2.23(b), there is no fact, development or threatened development with respect to the markets, products, services, clients, customers, Facility, personnel, vendors, suppliers, operations, assets or prospects of the Business (i) which is known to Seller, (ii) which could reasonably be expected to materially adversely affect the Business, other than such conditions as may affect as a whole the economy generally, and (iii) which is not disclosed in this

Agreement. Seller has no reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

        Each of Buyer and Parent represent and warrant, jointly and severally, to Seller as follows:

        3.1.    Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        3.2.    Authorization and Enforceability.    Each of Buyer and Parent has all requisite power and authority and full legal right to enter into this Agreement and the other Transaction Documents to which each Buyer and Parent is a party and to perform all of its agreements and obligations under this Agreement and the Transaction Documents to which each is a party in accordance with their respective terms. This Agreement has been and, as of the Closing Date, the Transaction Documents will have been, duly executed and delivered by Buyer and/or Parent, as appropriate, and, upon execution, constitute, or will constitute, the legal, valid and binding obligation of Buyer and/or Parent, as appropriate, enforceable against Buyer and/or Parent, as appropriate, in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.3.    Non-Contravention.    Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement by Buyer and the other Transaction Documents to which each Buyer and Parent is a party, nor the consummation of the transactions contemplated hereby and thereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the imposition of any Liens upon any property of Buyer or Parent pursuant to (a) the charter or by-laws of Buyer or Parent; (b) any agreement or commitment to which Buyer or Parent is a party or by which Buyer, Parent or either of their respective properties are bound or to which Buyer, Parent or any of their properties is subject; or (c) any statute or judgment, decree, order, regulation or rule of any court or Authority relating to Buyer or Parent.

        3.4.    Brokerage.    Neither Buyer, Parent, nor any of their respective Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

        4.1.    Conduct of Business.    From the date of this Agreement to the Closing Date:

          (a)   Seller shall conduct, carry on and maintain and preserve the Business intact, maintain the Inventory and insurance of the Business at adequate levels, comply with all material laws, preserve the goodwill of suppliers, customers and others having business relations with Seller and maintain the Business, as well as Seller's books of account, records and files related to the conduct of the Business and the Employees, all in the ordinary course of business and consistent with prior practice to make the same available to Buyer as of the Closing.

          (b)   Seller shall inform Parent in writing of any event or circumstance that has or could reasonably be expected to have a Material Adverse Effect promptly and in no event later than three Business Days after Seller has knowledge of such an event or circumstance.

          (c)   Seller shall not, without the prior written consent of Parent, take or omit to take any action which if taken or omitted prior to the date hereof would (i) constitute a breach of any representations or warranties set forth in this Agreement, (ii) result in any of the occurrences or events set forth in Section 2.10 hereof or (iii) result in any of the following occurrences or events:

              (i)  any change in the salaries or other compensation (other than normal merit increases made in the ordinary course of business and consistent with past practice) payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any individual with whom Seller maintains on the Closing Date an employer-employee relationship whose primary responsibilities relate to the Business (the "Employees"), or change or addition to, or modification of, other benefits (including any bonus, profit-sharing, pension or other plan) to which any of the Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice, or any other payment of any kind to or on behalf of any Employee other than payment of base compensation and reimbursement for reasonable expenses in the ordinary course of business consistent with past practice;

             (ii)  any incurrence, assumption or guarantee of any obligation or liability (absolute, accrued, contingent or otherwise) other than any of the foregoing in the ordinary course of business consistent with past practice and which has not had and could not reasonably be expected to have a Material Adverse Effect;

            (iii)  any disposition of or failure to keep in effect any rights in, to or for the use of any Permit or Intellectual Property of each of Seller;

            (iv)  any modification, amendment or termination of any, or the entering into of any new, material contract, agreement, lease, plan or commitment to which Seller is a party or by which it is bound or any cancellation, modification or waiver of any material debts or claims held by Seller or any waiver of any other rights of Seller in each case in respect of a Contract or other Acquired Asset or Acquired Liability, or otherwise related to Seller; provided, however, that Seller may enter into the Press Agreement on the terms described on Schedule 1.1(b)(vi) ;

             (v)  any commitments or agreements for capital expenditures or capital additions or betterments relating to Seller in connection with the Business exceeding in the aggregate $25,000, except such as may be involved in the ordinary repair, maintenance or replacement of its assets not exceeding in the aggregate $25,000, other than any expenditures pursuant to the Press Agreement entered into on the terms described on Schedule 1.1(b)(vi); or

            (vi)  any change in accounting practices, methods or assumptions (including changes in estimates or valuation methods), or any change in its policies or practices in respect of collection of receivables, procurement of inventory or supplies or payment of accounts payable or accrued expenses, other than the treatment of costs associated with the Wetland Permit Obligations as accrued expenses on the Closing Date Balance Sheet.

        4.2.    Access, Information and Documents.

        (a)   Seller shall give Parent and its representatives (including Parent's agents, accountants, counsel and employees), upon reasonable notice, during normal business hours and on a mutually agreed upon schedule, access to the properties, the Facility, employees, contracts, books, records and affairs of Seller, including, subject to mutual agreement on customary and reasonable terms regarding confidentiality issues and indemnification of Seller for any property damage or injury, granting access for the purpose of conducting air, soil and water tests or conducting such other tests as may appear advisable to Parent, and cause its directors, officers and employees to furnish to Parent all documents, records and information concerning the affairs of Seller as Parent may reasonably request. Parent authorizes Buyer to, and will cooperate so that Parent may, obtain information concerning the Acquired Assets and the Facility from all government agencies or Authorities having enforcement responsibility for environmental, health, safety, building and zoning and other laws and regulations.

        (b)   Seller shall cooperate with Buyer, Parent and Parent's Accountants in the preparation by Parent's Accountants of financial statements of the Business for (i) the annual periods ending and as of, August 31, 2001, August 31, 2002 and August 31, 2003 (collectively, the "Annual Reg. S-X Financial Statements"), (ii) the three-month periods ending November 30, 2002 and November 30, 2003, and (iii) the four-month periods ending December 31, 2002 and December 31, 2003 (or such other time periods as required by Regulation S-X promulgated by the Securities and Exchange Commission for any registration statement prepared in accordance with the Securities Act of 1933, as amended, and the regulations promulgated thereunder or as Buyer or Parent may reasonably request) (clauses (i) through (iii), collectively, the "Reg. S-X Financial Statements"). To the extent the Reg. S-X Financial Statements are prepared based on financial or other information provided in writing to Buyer, Parent or Parent's Accountants by Seller or its representatives, such information shall be (or, if heretofore provided, is) true and correct in all material respects. Seller shall, and shall cause its directors and officers (including for this purpose, its controller), to provide executed versions of any representation letters (the "Representation Letters") requested by PricewaterhouseCoopers LLP ("Parent's Accountants") and otherwise cooperate to permit Parent's Accountants to complete an audit of the Annual Reg. S-X Financial Statements; provided, however, that notwithstanding anything to the contrary in this Section 4.2(b) Seller shall not be required, and shall not be required to cause any director or officer (including for this purpose, its controller), to execute any Representation Letter that to Seller's knowledge contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained therein not misleading; provided, further, however, that Parent acknowledges and agrees that Parent will pay any fees or expenses of Parent's Accountants incurred in connection with the preparation of such financial statements and the audit of the Annual Reg. S-X Financial Statements.

        4.3.    Monthly Financial Statements.    Seller will deliver to Parent, as soon as available and in any event within ten days after the end of each calendar month, statements of operations of the Business for such month and for that part of the fiscal year ending with such month, and the related balance sheet as at the end of such month, certified by the chief financial officer of Seller to present fairly the financial position of the Business as at the end of such month and the results of its operations for the periods then ended and to have been prepared in accordance with GAAP applied in a manner consistent with Seller's past practice.

        4.4.    Supplements to Disclosure Schedules.    As promptly as practicable after any event described below which occurs after the date hereof, Seller will provide Parent with a supplement or amendment to the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. No supplement or amendment of such Disclosure Schedules shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to (a) permit the Closing to occur unless Parent specifically agrees thereto in writing or (b) affect Parent's or Buyer's rights to indemnification hereunder. Without limiting the foregoing, Seller shall promptly inform Parent of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach of any representation or warranty in this Agreement.

        4.5.    Mutual Covenants.    The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement):

          (a)   to cooperate with each other in determining whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

          (b)   to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action);

          (c)   to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner;

          (d)   to each use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement, including Seller shall use reasonable efforts to obtain prior to Closing all necessary consents, approvals, estoppels or waivers from third parties (including Authorities) necessary to the consummation of the transactions contemplated by this Agreement, including the consents, approvals or waivers required for the assignment of the rights of Seller under contracts, leases, licenses, permits, approvals and other items constituting the Acquired Assets; and

          (e)   Buyer shall use all reasonable efforts to have reissued to Buyer on a timely basis all Permits that can not be transferred to Buyer by their terms and which are necessary to operate the Business; and Seller shall use all reasonable efforts to cooperate with Buyer in connection with the reissuing of such Permits.

        4.6.    Filings and Authorizations.    The parties hereto agree to file the appropriate Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby within seven days after the date hereof. Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. The parties hereto shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The parties shall keep one another apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. The parties hereto will use their reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Acquired Assets. Each of the parties hereto agrees to promptly make any other filing that may be required under any antitrust law or by any antitrust authority and effect all other filings with and notifications to government agencies in any other jurisdiction where such filings are notifications are required. Buyer shall bear filing fees associated with the filings required under the HSR Act and any other similar filings required in any other jurisdictions. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Buyer, Parent or their Affiliates (a) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the Antitrust Division and the FTC) is a party, (b) to agree or otherwise become subject to any material limitations on (i) the right of Buyer, Parent or their Affiliates effectively to control or operate the Business, (ii) the right of Buyer, Parent or their Affiliates to acquire or hold the Business, or (iii) the right of Buyer or Parent to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets, or (c) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Buyer, Parent, any of their Affiliates or the Business. Seller acknowledges that no representation, warranty or covenant of Buyer or Parent in this Agreement shall be breached or deemed breached as a result of the failure by Buyer or Parent to take any of the actions specified in the preceding sentence.

        4.7.    Public Announcement.    No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby (except (a) to the respective directors, officers and employees of Buyer, Parent and Seller, (b) in connection with any equity or debt financing related to such transactions or (c) discussions with customers, suppliers and vendors of the Business in connection with inquiries for due diligence purposes and in obtaining consents and waivers in connection with the transactions contemplated by this Agreement) without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement may be required by law, in which case the other parties shall be advised and all parties shall use their good faith efforts to cause a mutually agreeable release or announcement to be issued.

        4.8.    Further Assurances.    Seller from time to time after the Closing, at Parent's or Buyer's reasonable request, will execute, acknowledge and deliver to Parent or Buyer such other instruments of conveyance and transfer and will take such other actions and execute such other documents, certifications, and further assurances as Parent or Buyer may reasonably require in order to vest more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Acquired Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. Buyer and Parent agree, at Seller's reasonable request, to cooperate with Seller, including by providing Seller with copies of or access to records and information relating to the Business (subject to mutual agreement on customary and reasonable terms regarding confidentiality issues), to allow Seller to address and/or resolve issues, including tax and employment issues, that may arise following the Closing.

        4.9.    Cooperation.    Buyer and Parent, on the one hand, and Seller, on the other hand, shall cooperate with each other and shall cause their Affiliates, officers, employees, agents and representatives to cooperate with each other to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

        4.10.    Employees and Employee Benefit Plans.

        (a)   (i) Effective as of 12:01 a.m. on the Closing Date, Seller shall cause the employment of all Employees to be terminated. Effective as of 12:01 a.m. on the Closing Date, Buyer shall offer employment to all Employees terminated in accordance with the preceding sentence at the same compensation, and with substantially the same benefits as are applicable to such Employees' employment with Seller on the Closing Date, provided that any changes between the date of this Agreement and the Closing Date are consistent with the applicable provisions of this Agreement. Buyer shall be responsible for payment of all sales commissions reflected on the Interim Balance Sheet (to the extent unpaid as of Closing) or the Closing Date Balance Sheet.

           (ii)  All such employees who accept Buyer's offer of employment are hereinafter referred to as the "Transferring Employees." The employment of the Transferring Employees with Buyer shall be considered effective on the Closing Date.

          (iii)  Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation on the part of Buyer to continue the employment of any employee for any definite period following the Closing Date.

        (b)    Assumption of Benefit Plans.

            (i)  Buyer shall assume sponsorship of and maintain each Seller Benefit Plan, and the liability to pay benefits thereunder related thereto except for any such plan identified on Schedule 4.10(b)(i) (each an "Assumed Plan") upon terms and conditions and providing substantially the same benefits to those currently prevailing under such plan for the benefit of Transferring Employees, and, as applicable, Employees who are not Transferring Employees, provided that in the case of any benefit offered under any such plan that is funded through any insurance policy, trust agreement or funding media other than from Seller's general assets, Buyer obtains with respect to that benefit any necessary consent to Buyer's assumption of any such policies, trust agreements or funding media used to provide such benefit (including in the case of the medical benefits provided under Buyer's group health care plan, the necessary consents to Buyer's assumption of the stop-loss policy issued to Seller covering medical benefit claims) upon the Closing Date or such other date as Buyer and Seller shall mutually agree.

           (ii)  With respect to any insurance contracts or other funding media maintained with respect to any Plan intended to be an Assumed Plan, both Seller and Buyer agree to use their commercially reasonable efforts to obtain any necessary consent to the assignment of any such Plans, insurance contracts or other funding media to Buyer effective as of Closing, or as of such other date as Buyer and Seller shall mutually agree.

          (iii)  If Buyer does not obtain any necessary consent to the assumption of any insurance policies, trust agreements or other funding media as provided for in subparagraph (i) above, Buyer shall provide a benefit which is substantially the same as the affected benefit under a benefit plan selected, established and maintained by Buyer.

          (iv)  If Buyer does not obtain any necessary consent to the assumption (whether by means of assignment or reissuance) of any such insurance policies, trust agreements or other funding media as provided for in subparagraph (i) above, Seller shall retain such benefit, its related insurance policies, trust agreements or other funding media and all liabilities related to such benefit. In addition, if Buyer is unable to obtain consent to the assumption by Buyer of Seller's policy or policies of workers compensation insurance, Seller or its insurer shall retain the obligation and liability for any workers' compensation or claim arising out of any injury sustained prior to the Closing Date, as defined under Maine Law.

           (v)  Buyer shall have the same right to amend, modify or terminate any Assumed Plan as Seller has on the date hereof.

        (c)    401(k) Plans.

            (i)  Seller will cause all accounts of all Employees covered under The Dingley Press 401(k) Profit Sharing Plan (the "Seller's 401(k) Plan") to become 100% vested upon Closing. Buyer or Parent, will, and will cause The Sheridan Group 401(k) Retirement Plan and Trust (the "Buyer's Current 401(k) Plan") or such other comparable plan qualified under Code section 401(a) and containing a cash or deferred feature as defined in Code section 401(k) as Buyer may establish or designate (the "Buyer's Comparable 401(k) Plan" and, collectively, with Buyer's Current 401(k) Plan, the "Buyer's 401(k) Plan"), to accept the rollover, by direct or indirect rollover, as selected by each Transferring Employee, of that portion of the Transferring Employees' accounts in Seller's 401(k) Plan that constitutes an "eligible rollover distribution" as that term is defined by section 402(c)(4) of the Code, provided that at the time a Transferring Employee elects such a rollover that Transferring Employee is employed by Buyer. Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from Seller's 401(k) to the Transferring Employee electing such rollover. Buyer, Parent and Seller will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Transferring Employees' account balances in Seller's 401(k) Plan to Buyer's 401(k) Plan.

           (ii)  Buyer's 401(k) Plan shall provide that (A) each Transferring Employee who is participating in Seller's 401(k) Plan on the Closing Date shall be immediately eligible to participate in Buyer's 401(k) Plan upon Closing for the purposes of making salary deferral contributions to such plan; (B) each Transferring Employee who, as of the date of rollover has been credited with three or more years of service under Seller's 401(k) Plan shall vest in the benefits provided under Buyer's 401(k) Plan at a rate not less than that which is provided for under the vesting schedule of Seller's 401(k) Plan (immediately before it is amended to cause participants to become 100% vested upon Closing) and (C) shall provide for both discretionary employer matching contributions and discretionary profit sharing contributions on the same basis as is provided for under Seller's 401(k) Plan on the date hereof.

          (iii)    Termination Assistance.    Buyer will, and will cause its employees, including Transferring Employees to provide to Seller such assistance as Seller may reasonably request in connection with the termination of Seller's 401(k) Plan, provided that (A) Seller's Board of Directors take all necessary corporate action to terminate such Plan no later than the Closing Date, (B) Buyer agrees to promptly, and in any case within 15 business days after a written request therefor, reimburse Seller for any out of pocket expenses reasonably expected to be incurred by Seller after the Closing, and identified on Schedule 4.10(c)(iii), with respect to the termination of Seller's 401(k) Plan and (C) except as provided on Schedule 4.10(c)(iii) Seller agrees to indemnify and hold harmless Buyer and its employees from and against any and all claims, damages, expenses or other costs, including reasonable counsel fees, that Buyer or any of its employees may incur in providing such assistance, to the same extent that Seller would be obligated to indemnify its own employees had those services been provided by its own employees.

        (d)    Service Credit.    Parent and Buyer shall credit the Transferring Employees for service with Seller (and any other entity to the extent credit has heretofore been granted by Seller under its Benefit Plans) under any employee benefit plans maintained by Parent or Buyer, including any Assumed Plan, in which the Transferring Employees participate, to the same extent as such service would be credited had it been performed for Buyer, so that the Transferring Employees shall receive credit for service with Seller (and any other entity to the extent credit has heretofore been granted by Seller's Benefit Plans) for purposes of eligibility to participate, vesting, entitlement to benefits and benefit accrual, provided that no such credit shall be given for the purposes of benefit accrual under any defined benefit pension plan, as that term is defined by Section 3(35) of ERISA.

        (e)    Wage Payments.    Seller shall be responsible for paying any wages, salaries, accrued vacation pay or other earned time off and severance benefits due to any employee or former employee of Seller or their Affiliates who does not become a Transferring Employee as of the Closing Date, provided that Seller shall not be responsible for any severance benefits due to any employee or former employee who does not become a Transferring Employee as a result of any action or inaction of Buyer, including failure to offer such employee a position comparable to his/her current position with Seller. Seller shall also pay any wages, salaries or similar compensation that in accordance with Seller's normal payroll practices would be paid on or before the Closing Date to all Transferring Employees. Buyer shall assume, and shall give the Transferring Employees credit for all accrued vacation and other earned time off properly accrued and reflected on the Closing Date Balance Sheet, which assumption it is agreed and understood is intended to discharge Seller's obligations under 26 Maine Revised Statutes, Section 626 with respect to such vacation pay and other earned time off.

        (f)    Buyer shall be responsible for providing continuation coverage to employees (and their covered dependents) who do not become Transferring Employees and to Transferring Employees (and their covered dependents) with respect to all qualifying events under COBRA and comparable state law which occur on or before the Closing Date provided that, except to the extent such liability is accrued and reflected in the Closing Date Balance Sheet, Seller shall reimburse Buyer for any costs incurred by Buyer hereunder with respect to Employees during a period in which any such Employee's period of COBRA eligibility following the Closing Date is extended by reason of Seller's failure to properly and timely notify such Employee of his/her COBRA eligibility.

        (g)   Buyer shall be responsible for providing timely certificates of creditable coverage (within the meaning of HIPAA) to all employees who (i) are employees on the Closing Date (and their covered dependents) who do not become Transferring Employees and (ii) are Transferring Employees (and their covered dependents), with such certificate to include and aggregate each such employee's (and covered dependents') period of creditable coverage under the group health plans sponsored or maintained by Seller.

        (h)   Seller shall cooperate with Buyer and Parent to effect an orderly and cost effective transition to coverage of the Transferring Employees under any benefit plans maintained or sponsored by Buyer or Parent, and to effect the transfer of obligations, records and related information with respect to all Transferring Employees. All personnel records maintained by Seller with respect all current and former employees shall be transferred to Buyer on the Closing Date.

        (i)    No Transferring Employee or other current or former employee of Seller, including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

        (j)    Parent and Buyer agree that Eric D. Lane and William Braley will be offered employment by Parent or Buyer to perform for Buyer substantially the same services they perform for Seller with the same compensation levels and substantially the same benefits. Eric D. Lane and William Braley will be eligible to participate in Parent's stock option plan and management incentive plan in accordance with its terms.

        4.11.    Taxes.

        (a)   No election with respect to Taxes relating to or in any way affecting the Acquired Assets in the hands of Buyer may be made or changed by Seller after the date of this Agreement without the prior written consent of Parent.

        (b)   Any sales Tax, use Tax, gains Tax, or similar Tax attributable to the sale or transfer of the Business, the Acquired Assets or the Acquired Liabilities, other than a tax based on or measured by income or receipts of Buyer or Parent, shall be paid by Seller; provided, however, that if as a result of any post-Closing casual sale (as such term is defined in 36 Maine Revised Statutes Annotated §1752(1-D)) of any of the Acquired Assets by Buyer, whether by merger or otherwise, within the statute of limitations for the assessment of additional sales or use tax on the sale of the Acquired Assets to Buyer, the sale of any of the Acquired Assets to Buyer becomes subject to Maine sales or use Tax, the resulting Tax shall be the sole responsibility of Buyer. Notwithstanding the foregoing, Buyer and Seller shall each pay its respective share of the real estate transfer tax in accordance with 36 Maine Revised Statutes Annotated §4641-A. Buyer and Parent agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) such Taxes, including the Sales and Use Resale Certificate.

        (c)   Prior to the Closing, Seller shall provide Buyer with a clearance certificate or other similar document or documents which may be required by any state or local taxing Authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price or to relieve Buyer of any tax liability of Seller.

        (d)   After the Closing Date, each of Seller, Buyer and Parent shall (and cause their respective Affiliates to) reasonably assist the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing and to cooperate fully, as and to the extent reasonably requested by the other parties, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees (to the extent such employees were responsible for the preparation, maintenance or interpretation of relevant documents or otherwise required as witnesses in any Tax proceedings), available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (i) to retain all books and records with respect to Tax matters pertinent to the transactions contemplated hereby until the later of six months after the expiration of the statute of limitation applicable thereto or the final determination or settlement of an assessed liability; (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records; and (iii) to authorize any party liable for Tax under this Agreement to contest or to seek a refund of such Tax, if assessed against or paid by another party, in that other party's name.

        (e)   Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by a Seller to any Employee in connection with the operation of the Business prior to or on the Closing Date; and (ii) Buyer will be responsible for and perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Employee in connection with the operation of the Business after the Closing Date. Seller and Buyer agree to follow the Alternate Procedure specified in Rev. Proc. 96-60, 1996-2 C.B. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the business, except that Buyer shall assume the responsibility to file and deliver Forms W-2 to Employees showing their wages and other compensation for the year 2004 and Seller shall not be required to file or provide any such Forms W-2 except to the extent that such forms were required to be filed or delivered on or before the Closing Date.

        4.12.    Confidentiality.

        (a)   The parties agree that that certain Confidentiality Agreement remains in full force and effect and will terminate in accordance with its terms unless the Closing occurs, in which case it will terminate on the Closing Date.

        (b)   From and after the Closing, Seller shall, and shall cause each its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for his, her or its own benefit or the benefit of any other Person any Confidential Information. The obligations of Seller under this Section 4.12 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.12, or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or Authority; provided, however, in any such case, that Seller shall notify Parent as early as practicable prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such information.

        (c)   For purposes of this Agreement, "Confidential Information" means all trade secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Business or customers of the Business, including all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of customers and prospective customers, information about employees, suppliers and other companies with which the Business has a commercial relationship, plans, methods, concepts, technical information, computer programs or software in various stages of development, passwords, source code listings and object codes.

        4.13.    Title Insurance.    Seller shall cooperate with Buyer with respect to Buyer's obtaining good and valid ALTA title insurance commitments at standard rates (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies reasonably acceptable to Buyer (collectively, the "Title Company"), irrevocably committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment and reasonably acceptable to Buyer) to issuing ALTA form of title insurance policies insuring good, marketable fee simple title to the Transferred Real Property, in all cases, in the respective amounts that Buyer requests prior to Closing, subject to no Liens or other exceptions to title other than Permitted Exceptions (collectively the "Title Policies") and insuring (a) pedestrian and vehicular access to and from one or more legally and physically open public rights of way satisfactory to Buyer, in its sole but reasonable discretion and (b) the rights of Buyer in the Easement. Each of the Title Commitments shall be effective as of a date occurring not earlier than the date of this Agreement and the effective dates of each of them shall be brought down to the time of the Closing. Each such Title Policy shall include such endorsements thereto as may reasonably be requested by Buyer. On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company tenants and mechanics' liens affidavits, standard gap indemnities and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies. Buyer shall pay at Closing all premiums and other fees, costs and expenses, including search charges, necessary for or relating to the issuance of the Title Policies.

        4.14.    Surveys.    Seller shall cooperate with Buyer with respect to Buyer's obtaining as-built surveys of each parcel of Owned Real Buyer (collectively, the "Surveys") in accordance with (a) the 1997 minimum standard detail requirements for ALTA/ACSM Land Title Surveys, including Table A items 2,3,4,6,7,8,9,10,11 and 13 and such additional or different Table A Items as Buyer may, in its discretion, require, (b) with the Accuracy Standards (as adopted by ALTA and ACSM) of an Urban Survey, and (c) local standards required by Buyer, in its discretion, dated after the date hereof, and showing, without limiting the foregoing, with respect to each parcel of the Owned Real Property, all easements and other appurtenances benefiting and all easements and other encumbrances burdening such parcel. Each Survey shall be certified to any lender providing financing to Buyer for the transactions contemplated hereby, Parent, Buyer, the Title Company and any other person reasonably requested by Buyer and shall comply with any requirements imposed by the Title Company as a condition to the removal of any survey exception from the general exceptions to the Title Policy covering the Owned Real Property shown on such survey. Buyer shall pay all fees, costs, and expenses necessary for or relating to such Surveys.

        4.15.    Estoppel Certificates.    Immediately upon its execution of this Agreement, Seller shall exercise commercially reasonable efforts to have delivered to Parent prior to the Closing estoppel certificates and lessor waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), in a form acceptable to Parent and its lender (the "Estoppel Certificates"), from each lessor under the leases for the Leased Real Property.

        4.16.    Negotiations.    At any time on or prior to the Termination Date (as defined in Section 5.3(e)), Seller shall not authorize or permit any of Seller's Affiliates, employees (including the Employees), officers, directors, shareholders or representatives or agents (including any investment banker, financial advisor, attorney, accountant) to, directly or indirectly, solicit, initiate, furnish information relating to or participate in negotiations or discussions, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction by an Person or group (a "Potential Acquiror"). Seller shall communicate promptly to Buyer and Parent the terms of any proposals or offers for, or which may reasonably be expected to lead to, an Acquisition Transaction that it receives on or prior to the Termination Date and the identity of the Potential Acquiror. Seller shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted on or prior to the date of this Agreement with respect to any Acquisition Transaction. As used herein, "Acquisition Transaction" means any merger, consolidation or other business combination involving Seller, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of Seller, whether for cash, securities or any other consideration or combination thereof, other than pursuant to the transactions contemplated by this Agreement.

        4.17.    Broker's Fees.    Any liability for brokerage fees, commissions or finders' fees or expenses or indemnification or similar obligations resulting from the employment or retention of any broker or finder, including Bigelow Company LLC, by Seller in connection with the transactions contemplated by this Agreement shall be borne by Seller.

        4.18.    Use of Names and Logos.    After the Closing, Buyer shall have the right to:

          (a)   use in the operation of the Business all labels and packaging materials used by Seller; and

          (b)   use all such other logos, trademarks and trade identification of Seller as are located on the Acquired Assets, it being understood that Buyer will own and have full right to use the name "The Dingley Press" and any other trade names of Seller. On the Closing Date, Seller shall file with the Secretary of State of the State of Maine an amendment of its Articles of Incorporation changing its name to a name wholly dissimilar to its present name and reasonably acceptable to Buyer. Seller agrees that, following the Closing Date, shall use, without the prior written consent of Buyer, directly or through any Affiliate, Seller's present corporate name or any variation or derivative thereof.

ARTICLE V

CONDITIONS PRECEDENT; TERMINATION

        5.1.    Conditions Precedent to Obligations of Buyer and Parent.    The obligations of Buyer to purchase the Acquired Assets and assume the Acquired Liabilities hereunder, and the other obligations of Buyer and Parent to proceed with the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer or Parent in its sole discretion):

          (a)    Performance of Agreements; Representations and Warranties.    Seller shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the representations and warranties set forth in this Agreement made by Seller which are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date and the representations and warranties set forth in this Agreement made by Seller which are qualified as to materiality shall be true and correct in all respects on and as of the Closing Date (irrespective of any notice or supplemented or amended Disclosure Schedules delivered to Buyer after the date hereof) with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Parent shall have been furnished with a certificate of the President or Vice President of Seller, dated the Closing Date, certifying to the foregoing.

          (b)    HSR Act.    The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired, and no Authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions (or, in the case of the Antitrust Division or the FTC, advised Buyer that such action is imminent).

          (c)    Required Consents; Notice.    Except as set forth on Schedule 5.1(c), all statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other Authorities shall have been obtained (as evidenced by written acknowledgment of all applicable Authorities), and all other necessary consents and approvals of third parties (including the consents set forth on Schedule 2.4) or Affiliates of Seller to the transactions contemplated hereby shall have been obtained.

          (d)    Licenses and Permits.    The Permits shall have been renewed or be in effect for the benefit of Buyer and transferred to Buyer or to the extent any Permits may not be transferred to Buyer and must be re-issued to Buyer after the Closing, Buyer shall be satisfied that Buyer can operate the Business upon Closing pending the issuance of such Permits and that such operation shall not be a violation of applicable laws, rules, regulations, ordinances and codes, including Environmental Laws.

          (e)    Opinion of Counsel.    Buyer shall have received from Pierce Atwood, counsel to Seller, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit K hereto.

          (f)    Injunction; Litigation.    (i) No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would materially limit or materially adversely affect Buyer's ownership of all or any portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

          (g)    Existing Financing Documents.    Buyer shall have obtained amendments on terms and conditions of which are satisfactory to Buyer, to the (i) Revolving Credit Agreement, dated as of August 21, 2003, among Parent, Fleet National Bank and Sheridan Acquisition Corp., (ii) Intercreditor Agreement dated as of, August 21, 2003, among Parent, Sheridan Acquisition Corp., The Bank of New York, as trustee, and Fleet National Bank and (iii) Indenture, dated as of August 21, 2003, between Sheridan Acquisition Corp., certain subsidiaries of Parent and the Bank of New York, as trustee.

          (h)    Documents.    Seller shall have delivered all of the certificates, instruments, contracts and other documents specified to be delivered by it or them hereunder (including applicable Transaction Documents), in form and substance reasonably satisfactory to Buyer.

          (i)    No Material Adverse Effect.    No Material Adverse Effect shall have occurred, nor shall any event or circumstance which could reasonably be expected to have a Material Adverse Effect have occurred.

          (j)    Financing.    Buyer or Parent shall have obtained financing, the terms and conditions of which are satisfactory to Buyer and Parent, in an amount sufficient to complete the transactions contemplated hereby.

          (k)    Representation Letters.    Seller shall have, and shall have caused its directors and officers (including for this purpose its controller), to provide executed versions of any Representation Letters, in form and substance acceptable to Parent's Accountants, in their sole discretion, in connection with Parent's Accountants audit of the Reg. S-X Financial Statements.

          (l)    Employment Agreement and Securities Purchase Agreement.    (i) Christopher A. Pierce shall have executed and delivered the Employment Agreement to Buyer and the Securities Purchase

  Agreement to Parent; and (ii) Eric Lane, William Braley and Kenneth Strickley shall have executed and delivered the Securities Purchase Agreement to Parent.

        5.2.    Conditions Precedent to Obligations of Seller.    The obligations of Seller to sell the Acquired Assets to Buyer hereunder is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller in its sole discretion):

          (a)    Performance of Agreements; Representations and Warranties.    Buyer or Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing, and the representations and warranties set forth in this Agreement made by Buyer which are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date and the representations and warranties set forth in this Agreement made by Buyer which are qualified as to materiality shall be true and connect in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Seller shall have been furnished with certificates of the President or Vice President of Buyer and Parent, dated the Closing Date, certifying to the foregoing.

          (b)    Opinion of Counsel.    Seller shall have received from Dechert LLP, counsel to Buyer and Parent, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit L hereto.

          (c)    HSR Act.    The applicable waiting period under the HSR Act with respect to the transactions contemplated hereby shall have expired, and no Authority having jurisdiction over the transactions contemplated hereby shall have taken any action to enjoin or prevent the consummation of such transactions.

          (d)    Injunction.    No statute, rule, regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement.

          (e)    Consideration.    Simultaneously with the Closing and upon satisfaction of the conditions in Section 5.1, Buyer shall have wire transferred funds pursuant to Sections 1.7(b)(i) and(ii).

          (f)    Documents.    Buyer and/or Parent, as appropriate, shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder (including applicable Transaction Documents).

          (g)    Employment Agreement and Securities Purchase Agreement.    Buyer or Parent, as appropriate, shall have executed and delivered to Christopher A. Pierce the Employment Agreement and Securities Purchase Agreement.

        5.3.    Termination.    Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:

          (a)   by mutual written consent of Seller and Parent, by action of their respective Boards of Directors;

          (b)   by Seller at any time if (i) either Buyer or Parent is in breach in any material respect of any of its covenants or agreements in this Agreement, (ii) the representations and warranties of Buyer or Parent contained in this Agreement that are qualified by materiality are not true and correct on the date of this Agreement or at anytime thereafter subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date or (iii) the representations and warranties of Buyer or Parent contained in this Agreement that are not qualified by materiality are not true and correct in all material respects on the date of this Agreement or at anytime thereafter, with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date;

          (c)   by Buyer or Parent at any time if (i) Seller is in breach in any material respect of any of its covenants or agreements in this Agreement, (ii) the representations and warranties of Seller contained in this Agreement that are qualified by materiality are not true and correct on the date of this Agreement or at anytime thereafter subject to such qualification, with the same force and effect as though such representations and warranties had been made on and as such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date or (iii) the representations and warranties of Seller contained in this Agreement that are not qualified by materiality are not true and correct in all material respects on the date of this Agreement or at anytime thereafter, with the same force and effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations are made expressly as of an earlier date, which representations should be true and correct as of such earlier date;

          (d)   by either party hereto, if there shall exist any statute, rule, regulation or order of any court or Authority which permanently (without right of appeal or reconsideration) restrains or prohibits the transactions contemplated hereby;

          (e)   by either party thereto, if the Closing does not occur on or prior to May 31, 2004 (the "Termination Date") (provided that the terminating party shall not have prevented the Closing to occur as a result of a breach by it of this Agreement); or

          (f)    If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 5.3, this Agreement shall become void and of no further force and effect, except for the provisions of Section 4.7 relating to publicity, Section 6.1 relating to expenses, Section 4.17 relating to brokerage, Section 7.5 relating to governing law. Nothing in this Section 5.3 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

ARTICLE VI

CERTAIN ADDITIONAL COVENANTS

        6.1.    Expenses.    Except as provided in Section 4.6, whether or not the transactions contemplated by this Agreement are consummated, Seller, Parent and Buyer shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

        6.2.    Rebates and Discounts.    In the event that any Contract for the purchase of inventory of Seller which is assumed by Buyer provides for quantity price discounts, rebates or other allowances (the "Allowances") for the purchaser based upon purchases for the calendar year or other period in which the Closing occurs, such Allowances shall constitute an Acquired Asset whether or not such purchases occurred after the Closing.

        6.3.    Maintenance of Books and Records.    Seller and Buyer shall, Parent shall cause Buyer, and each party shall cause its respective Affiliates to, cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business (whether in the possession of Seller, Parent or Buyer). No files, books or records existing at the Closing

Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.3 shall be during normal business hours and upon not less than two Business Days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same and shall not apply in respect of any claim or proceeding brought by one party hereto against another party hereto.

        6.4.    Collection of Receivables.    Seller shall, by letter in the form of Exhibit M attached hereto (the "Letter"), irrevocably authorize, instruct and direct that the account parties of all accounts, notes and receivables (including insurance proceeds) constituting Acquired Assets (such parties, the "Seller Account Parties") shall make and deliver all payments relating thereto on or after the Closing to such location, bank and account (the "Lockbox Account") as Buyer shall specify. The Letter shall cover all such matters as Buyer shall reasonably determine. If, notwithstanding such Letter, any of Seller Account Parties remit payments on or after the Closing directly or indirectly to Seller instead of to the Lockbox Account, Seller agrees that it shall promptly (and in any event no later than two Business Days following receipt) deliver all such payments (including negotiable instruments which shall be duly endorsed by Seller) to the order of Buyer. Seller will, as of the Closing, irrevocably designate, make, constitute and appoint Buyer (and all persons designated by Buyer) as its true and lawful attorney-in-fact to do any of the following in the sole discretion of Buyer: to receive, give receipts for, take, endorse, assign, deliver, deposit, demand, collect, sue on, compound, and give acquittance for any and all information, documents, payments forms (including negotiable and non-negotiable instruments) and proceeds received by Buyer via the Lockbox Account or from Seller that relate to the accounts, notes and receivables (including insurance proceeds) of Seller Account Parties constituting Acquired Assets. Seller shall use its commercially reasonable efforts to assist Buyer in collecting in full from Seller Account Parties all amounts owed pursuant to all accounts, notes and receivables constituting Acquired Assets.

        6.5.    Product Returns.

        (a)   Seller shall remain responsible in full, and Buyer shall assume no financial, legal or other responsibility for (i) any returns of products sold or manufactured by Seller prior to the Closing Date and (ii) non-merchantability due to defective quality of products manufactured by Seller prior to the Closing Date (including inventory held for inspection), except to the extent the products so manufactured are returned or defective because of defects caused by Buyer's acts or omissions after the Closing Date, it being understood that Buyer shall have no obligation to inspect any products manufactured by Seller prior to the Closing Date (such returns and defective products, including inventory held for inspection, hereinafter referred to as "Qualifying Returned Products"). Buyer shall promptly notify Seller of any proposed returns of which Buyer is aware prior to such return and of the relevant details, including, if known to Buyer, the price paid by the customer. Buyer shall deliver to Seller within 15 days after the end of each two-week period beginning on the Closing Date a written report setting forth the details of all Qualifying Returned Products returned or identified during the calendar month. Seller shall have the right, if accompanied by representatives of Buyer, to visit the customer to assist in resolving any returns of any Qualifying Returned Products.

        (b)   If a Qualifying Returned Product was included in the Inventory or other Acquired Assets paid for by Buyer at the Closing (a "Purchased Product"), Buyer may (in addition to its other rights or remedies) accept for return or instruct the customer to dispose of any Purchased Products which are determined to be defective. Buyer will notify Seller as to the relevant details, and Seller will promptly (but in no event later than ten Business Days thereafter) reimburse Buyer in an amount up to

(i) Seller's standard cost for the Purchased Product, plus (ii) interest thereon from the Closing Date to the date of payment calculated at the Prime Rate, plus (iii) any freight charges, handling costs, travel and other out of pocket costs directly related to such Purchased Product that Buyer incurs or is required to reimburse to the customer.

        (c)   If a Qualifying Returned Product was sold by Seller prior to the Closing and the sales proceeds or account receivable with respect thereto is reflected as an Acquired Asset paid for by Buyer at the Closing (a "Receivable Product"), Buyer may (in addition to its other rights or remedies) accept for return or instruct the customer to dispose of any Purchased Products which are determined to be defective. Buyer will notify Seller as to the relevant details, and Seller will promptly (but in no event later than ten Business Days thereafter) reimburse Buyer in an amount up to (i) the aggregate purchase price paid by the customer for the Receivable Product, plus (ii) interest thereon from the Closing Date to the date of payment calculated at the Prime Rate, plus (iii) any freight charges, handling costs, travel and other out of pocket costs directly related to such Purchased Product that Buyer incurs or is required to reimburse to the customer.

        6.6.    Insurance.    Upon the Closing, Seller will transfer or cause the transfer to Buyer of the insurance policies so designated on Schedule 1.1(b)(x). Buyer shall, and Parent shall cause Buyer, to cause Seller to be listed as an "additional insured" on all insurance policies transferred from Seller to Buyer. Immediately following such transfer, any coverage of the real estate and vehicle set forth on Schedule 1.2(a)(ii) and Schedule 1.2(a)(x), respectively, shall be cancelled. In the event (a) Seller pays or is obligated to pay for an event or occurrence that is covered by an insurance policy that was transferred or assigned to Buyer pursuant to Section 1.1 and (b) Buyer receives proceeds under such policy in respect of such event or occurrence, Buyer shall reimburse Seller to the extent such funds exceed the amount of Damages Buyer suffered as a result of such event or occurrence, if any.

        6.7.    Indemnification.    Each of Seller, each Parent and Buyer agree as follows:

          (a)    General Indemnification Obligations.

              (i)  Seller shall indemnify each of Buyer and Parent and their respective directors, officers and other Affiliates (the "Buyer Indemnified Parties") and hold Buyer and Parent and their respective directors, officers and other Affiliates harmless from and against any and all Damages arising out of or resulting from (A) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or in any document or certificate required to be furnished to Buyer or Parent by Seller or its Affiliates pursuant to this Agreement (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)); (B) any breach of any covenant or agreement of Seller contained in this Agreement; (C) any violation of or liability arising under any bulk sales law in connection with the transfer of the Acquired Assets; and (D) any Retained Liabilities.

             (ii)  Buyer and Parent (the "Seller Indemnifying Parties" and, together with Seller, the "Indemnifying Parties") shall, on a joint and several basis, indemnify Seller and its respective directors, officers (and solely in the case of clause (E) below, Seller's controller) and other Affiliates (the "Seller Indemnified Parties" and, together with Buyer Indemnified Parties, the "Indemnified Parties") and hold Seller and its directors, officers (and solely in the case of clause (E) below, Seller's controller) and other Affiliates harmless from and against any and all Damages arising out of or resulting from (A) any breach of, or inaccuracy in, any representation or warranty made by Buyer or Parent in this Agreement or in any document or certificate required to be furnished to Seller by Buyer or Parent pursuant to this Agreement; (B) any breach of a covenant or agreement of Buyer or Parent contained in this Agreement; (C) any Acquired Liabilities; (D) Post-Closing Buyer Environmental Liabilities; and (E) any claim by Parent's Accountants against a Seller Indemnified Party for a breach of or misrepresentation in a Representation Letter, unless (i) a representation in the Representation

    Letter was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading or (ii) such claim results from a breach of, or inaccuracy in, any representation or warranty of Seller in the second sentence of Section 4.2(b).

            (iii)  For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and expenses (including attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement).

          (b)    General Indemnification Procedures.

              (i)  An Indemnified Party shall give prompt notice to the Indemnifying Party from whom indemnification is sought of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, however, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim; (B) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any material adverse effect on the Indemnified Party's business; and (C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result (the conditions set forth in clauses (A), (B) and (C) are collectively referred to as the "Litigation Conditions").

             (ii)  Within ten days after the Indemnifying Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled to assume and conduct such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, until such time as the Indemnified Party shall give notice that any of the Litigation Conditions, in its reasonable judgment, are no longer satisfied.

            (iii)  The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

            (iv)  The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

             (v)  Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (c)    Limitations on Indemnification.

              (i)  No action or claim for Damages arising out of or resulting from a breach of representations and warranties shall be brought or made after the expiration of the period set forth in Section 6.8; provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Buyer or Parent to Seller or from Seller to Buyer or Parent, as the case may be, prior to such period, which notice specifies in reasonable detail the nature of such claim. Subject to the provisions of this Section 6.7(c), (A) Seller, on the one hand, and Buyer and Parent, on the other hand, shall not be required to indemnify Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, in respect of breaches of, or inaccuracies in, representations and warranties, under Section 6.7(a)(i)(A) or Section 6.7(a)(ii)(A) (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)), as the case may be, and (B) Seller shall not be required to indemnify Buyer Indemnified Parties in respect of Designated Environmental Liabilities under Section 6.7(a)(i)(D), except, in either case, (I) if the aggregate amount of Damages with respect to any claim or series of related claims for which Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, are (but for this clause (I)) entitled to indemnification from Indemnifying Parties pursuant to Section 6.7(a)(i)(A) or Section 6.7(a)(ii)(A) (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)), as the case may be, and/or, in the case of Buyer Indemnified Parties, in respect of Designated Environmental Liabilities pursuant to Section 6.7(a)(i)(D), exceeds $30,000 in the aggregate (the "Minimum Claim Amount") (it being understood and agreed that an Indemnifying Party shall not be liable for any Damages with respect to any claim or series of related claims under Section 6.7(a)(i)(A) or Section 6.7(a)(ii)(A) (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)), as the case may be, or under Section 6.7(a)(i)(D) in respect of Designated Environmental Liabilities, in the event that the aggregate amount of all Damages due from the Indemnifying Party in respect of such claim or series of related claims is less than the Minimum Claim Amount) and (II) to the extent that the aggregate amount of all Damages for which Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, are (but for this clause (II)) entitled to indemnification in respect of (A) Designated Environmental Liabilities and (B) breaches of, or inaccuracies in, representations and warranties pursuant to Section 6.7(a)(i)(A) or Section 6.7(a)(ii)(A) (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)), as the case may be, exceeds $300,000 in the aggregate (the "Deductible Amount"), whereupon such

    Indemnified Parties shall be entitled to indemnification in respect of such matters only for Damages in excess of the Deductible Amount (it being understood and agreed that (aa) any claim or series of related claims for Damages in respect of such matters of less than the Minimum Claim Amount shall be disregarded for purposes of calculating the Deductible Amount, and (ab) the Deductible Amount is intended as a deductible, and no Indemnifying Party shall be liable for any Damages where the aggregate amount of all Damages in respect of such matters for which the Indemnified Parties would be entitled to indemnification in the absence of the preceding clause (II) is less than the Deductible Amount); provided further, however, that, the liability of the Indemnifying Parties for Damages in respect of (A) Designated Environmental Liabilities and (B) breaches of, or inaccuracies in, representations and warranties pursuant to Section 6.7(a)(i)(A) or Section 6.7(a)(ii)(A) (including any representation or warranty of Seller set forth in the second sentence of Section 4.2(b)), as the case may be, shall not exceed $5,000,000 in the aggregate (the "Maximum Amount"). For purposes of determining any breach of, and calculating the amount of Damages incurred by the Indemnified Party arising out of or resulting from, any breach of a representation or warranty by Seller, Buyer or Parent, the references to a "Material Adverse Effect" or materiality (or other correlative terms), including as expressed in accounting concepts such as GAAP, shall be disregarded. The parties acknowledge that any limitation or condition of liability contained in this Section 6.7(c)(i) or otherwise herein is not applicable to breaches of covenants or agreements in this Agreement, the Retained Liabilities (other than the Designated Environmental Liabilities) or the Acquired Liabilities.

             (ii)  Notwithstanding anything to the contrary in this Section 6.7, (A) no limitation or condition of liability provided in Section 6.7(c)(i) shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading and (B) Buyer Indemnified Parties or Seller Indemnified Parties, as the case may be, shall be entitled to indemnification for Damages in respect of a breach of Sections 2.1, 2.2, 2.5, 2.12, 2.21 and 2.22 and 3.1, 3.2 and 3.4 irrespective of the Minimum Claim Amount, the Deductible Amount or the Maximum Amount.

            (iii)  No right to indemnification under this Section 6.7 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing. Notwithstanding anything to the contrary herein, Buyer, Parent and Seller shall have the right, irrespective of any knowledge or investigation of such party, to rely fully on the representations, warranties and covenants of Seller, in the case of Buyer and Parent, or Buyer and Parent, in the case of Seller, contained herein.

            (iv)  The amount of any Damages for which indemnification is provided for under this Section 6.7 shall be offset by (A) any amounts recovered by such Indemnified Party as a result of any indemnification by any third party, (B) any insurance proceeds or other amounts received by such Indemnified Party from third parties with respect to such Damages and (C) any tax benefits actually realized by such Indemnified Party or its affiliates from the incurrence or payment of such Damages, in each case net of any costs of pursuing such recovery, proceeds or benefits. In computing the amount of any such tax benefits, such Indemnified Party and its affiliates shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any items arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage for which indemnification is provided under this Section 6.7. For purposes of this Agreement, such Indemnified Party and any of its affiliates shall be deemed to have "actually realized" a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such Indemnified Party or such affiliate is reduced below the amount of taxes that such Indemnified Party or such affiliate would have been required to pay but for the receipt or accrual of the indemnity payment or the incurrence or payment of such Damages for which indemnification is provided under this Section 6.7. The Indemnified Parties agree to use commercially reasonable efforts to make any claims for insurance, tax benefits and/or indemnification available from a third party(ies) with respect to Damages for which they will seek indemnification hereunder and to diligently pursue such claims in good faith. If any such insurance proceeds and/or other amounts are received by such Indemnified Party after payment by any Indemnifying Party of any amount otherwise required to be paid to Indemnified Party pursuant to this Section 6.7, such Indemnified Party shall repay to such Indemnifying Party, promptly after receipt of such insurance proceeds and/or other amounts, the amount that such Indemnifying Party would not have had to pay pursuant to this Section 6.7 had such insurance proceeds and/or other amounts been received by the Indemnified Party prior to such Indemnifying Party's payment under this Section 6.7.

             (v)  Notwithstanding any provision herein to the contrary, Buyer Indemnified Parties shall seek payments for any amounts due with respect to claims for indemnification under Section 6.7 solely as follows: (A) first, out of the Escrow Amount in accordance with the terms and conditions of the Escrow Agreement and (B) second, to the extent the amounts due with respect to indemnification pursuant to Section 6.7 exceed the amount then in the Escrow Account, from Seller, subject to the limitations set forth in this Agreement.

            (vi)  Except as otherwise provided by law, the rights and remedies of the parties set forth in this Section 6.7 are in lieu of any and all other rights and remedies which any party may have under this Agreement or otherwise for monetary relief with respect to (A) any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, and (B) Environmental Liabilities, health and safety matters. Notwithstanding the foregoing, no party hereto waives (A) any rights that may arise out of the fraudulent acts or statements of any other party, or (B) any rights to obtain injunctive or other appropriate equitable remedies for breach or threatened breach of this Agreement.

        6.8.    Survival of Representations and Warranties.    All covenants and agreements contained in this Agreement shall survive the Closing Date in perpetuity and shall remain in full force and effect; provided, however, that Seller shall not be required to indemnify any Buyer Indemnified Party for Damages in respect of Designated Environmental Liabilities that arise more than five years after the Closing Date, except that such five year time limitation shall not apply to any claims which have been the subject of a written notice from a Buyer Indemnified Party to Seller prior to expiration of such five year period. The representations and warranties set forth in Articles II and III (and Section 4.2(b)) of this Agreement shall survive the Closing Date for a period of eighteen months, except that (a) the representations and warranties in Section 2.5 shall survive the Closing Date until 30 days following expiration of the statute of limitations governing the matters set forth in such representations and warranties; (b) the representations and warranties in Sections 2.1, 2.2, 2.12, 2.21 and 2.22 and 3.1, 3.2 and 3.4 shall survive in perpetuity; (c) the representations and warranties in Section 2.18 shall survive the Closing Date for a period of five years; (d) claims based on fraud or knowing misrepresentations shall survive the Closing Date in perpetuity (the applicable time period described in clauses (a) through (d), the "Expiration Date"); and (e) foregoing time limitations shall not apply to any claims which have been the subject of a written notice from the affected party to the other party prior to expiration of the applicable time period.

        6.9.    Discharge of Business Obligations.    From and after the Closing, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing, its operations or the assets and properties used therein (except for the Acquired Liabilities), including any liabilities or obligations to employees, any Authority, trade creditors and clients and customers of the Business.

        6.10.    UCC Matters.    From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may request from time to time to evidence transfer of the Acquired Assets to Buyer, including any necessary assignment of financing statements.

ARTICLE VII

MISCELLANEOUS

        7.1.    Construction.    Buyer, Parent and Seller have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Buyer, Parent and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the exception is described with reasonable particularity on the Disclosure Schedule and the description or the Disclosure Schedule refers to the applicable Section of this Agreement. Notwithstanding the foregoing, a matter disclosed in any Disclosure Schedule shall be deemed disclosed for purposes of any other Disclosure Schedule with respect to which the relevance of the disclosure is reasonably apparent on the face of the Disclosure Schedule. Section references refer to this Agreement unless otherwise specified. The delivery of any materials to the persons at Buyer's counsel actively working on the transactions contemplated by this Agreement shall be deemed delivery to Buyer for purposes of this Agreement.

        7.2.    Notices.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed duly given only upon delivery to the party personally (including by reputable overnight courier service), when faxed (with written confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below (or at such other address for a party as shall be specified by such party by like notice):

If to Buyer or Parent:
c/o The Sheridan Group, Inc. 11311 McCormick Road Suite 260 Hunt Valley, MD 21031-1437 Fax: (410) 785-7217 Attention: President
with a copy to:
Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, PA 19103-2793 Fax: (215) 994-2222
Attention:	Carmen J. Romano, Esq.
David S. Denious, Esq.
If to Seller:
The Dingley Press 119 Lisbon Road Lisbon, ME 04250 Fax: (207) 353-5767
Attention:	Christopher A. Pierce
Eric D. Lane
with a copy to:
Pierce Atwood One Monument Square Portland, ME 04101 Fax: (207) 791-1350 Attention: Gloria A. Pinza, Esq.

        7.3.    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Buyer may (a) assign its rights under this Agreement to any Affiliate or require Seller to transfer the Acquired Assets directly to a subsidiary of Parent or Buyer and (b) assign its rights under this Agreement as collateral security to any entity providing direct or indirect financing to Buyer or any of its Affiliates. In addition, without limiting the foregoing, Buyer shall have the right to assign after the Closing, without any such consent, its rights in whole or in part as to Seller's covenants, representations and warranties hereunder to any successor in interest to Buyer of any of the Acquired Assets.

        7.4.    Exhibits and Schedules.    All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

        7.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without giving effect to the conflicts of laws principles thereof.

        7.6.    Severability.    The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

        7.7.    No Third Party Beneficiaries.    Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto, the Indemnified Parties referred to in Section 6.7 and their successors and assigns any rights or remedies under or by reason of this Agreement.

        7.8.    Amendment and Waiver.    The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of the other party; (b) waive any inaccuracies in representations and warranties by the other party; (c) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by each party hereto or, in the case of a waiver or extension, by the party providing such waiver or extension, as the case may be. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

        7.9.    Knowledge of Seller.    The terms "Seller's knowledge," "knowledge of Seller" or correlative meanings shall be deemed to include actual knowledge of Christopher A. Pierce, Eric D. Lane, William Braley, Neal J. Poston, Robert Hodges, and Mike Oberlander.

        7.10.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        7.11.    Headings.    The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

        7.12.    Certain Defined Terms.    As used herein, the terms below have the following definitions:

          (a)   "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

          (b)   "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

          (c)   "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          (d)   "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Confidentiality Agreement" means the Confidentiality and Non-Disclosure Agreement between Buyer and Parent dated April 27, 2001.

          (f)    "Designated Environmental Liabilities" means Environmental Liabilities that relate to the Transferred Real Property (and not to any real property that is Excluded Real Property or any real property formerly owned, operated or leased by Seller or its affiliates).

          (g)   "Environmental Liabilities" means any and all Damages to the extent they arise out of any of the following events or conditions occurring on or before the Closing Date: (i) environmental matters, including those related to the use, possession, handling, generation, treatment, storage, recycling, transportation, disposal of or presence of Hazardous Substances, at, on, in or under the Real Property, the Facility or any other property now or previously owned, operated or leased by Seller or predecessors; (ii) the Release of Hazardous Substances, or the threat thereof (including the Post-Closing migration of such Hazardous Substances resulting from a pre-Closing condition or occurrence not caused by acts of Buyer or Buyer's unreasonable failure to take action once it has actual knowledge of such migration after Closing) (A) at the Real Property, the Facility or any other property now or previously owned, operated or leased by Seller or predecessors, whether into the air, soil, ground or surface waters or any structure on-or off-site, or (B) arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated by Seller or predecessors, or at any of the Facility or any other property now or previously owned, operated or leased by Seller or predecessors; (iii) violations of, or liability under, any Environmental Law, now or previously in effect and arising from or relating to the acts or omissions of Seller or its predecessors or in connection with the Business; and (iv) with respect to the Excluded Real Property, the pre-Closing and post-Closing Release or threat of Release of Hazardous Substances, violation of Environmental Law, or the failure to comply with or discharge the Wetland Permit Obligations, other than such Release, threat of Release, violation or failure to comply by Buyer or its agents in violation of Buyer's obligations with respect thereto, as set forth as an Acquired Liability in Schedule 1.3. Notwithstanding the foregoing, the Environmental Liabilities of Seller shall not include any Hazardous Substances shipped off site by Buyer following the Closing.

          (h)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (i)    "ERISA Affiliate" means (i) any corporation included with a Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with a Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which a Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of a Seller under Section 414(o) of the Code.

          (j)    "Excluded Contracts" means (i) any employment or consulting agreements, and any other agreement relating to compensation of any nature owed to directors, former directors, employees, former employees, agents or independent contractors of Seller, including any bonus or incentive agreements, (ii) any Benefit Plan, other than those Assumed Plans assumed by Buyer pursuant to Section 4.10 hereof, (iii) any agreement relating to indebtedness of Seller for borrowed money, or any guaranty, suretyship or similar agreement of Seller, or any letter of credit or lease of any property (real, property or mixed) which, in conformity with GAAP, is or should be classified as a capital lease, and (iv) any merger or consolidation agreement, stock or asset purchase agreement or any other agreement dealing with the acquisition or disposition of a business, and any agreement ancillary thereto.

          (k)   "GAAP" means United States generally accepted accounting principles.

          (l)    "Income Taxes" means federal, state or local Taxes determined on the basis of basis of income on receipts.

          (m)  "Interim Period" means the period between the Interim Balance Sheet Date and the Closing Date.

          (n)   "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, covenant, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction), but not including liens for real estate taxes not yet due and payable.

          (o)   "Material Adverse Effect" means any change or effect that is or could reasonably be expected to be materially adverse to the business, results of operations, or financial condition of the Business, the Acquired Assets or the Acquired Liabilities taken as a whole, except for any such change or effect affecting generally the industries in which the Business, the Acquired Assets or the Acquired Liabilities are operated or utilized or the general economy, including any such change or effect arising as a result of any act of war or terrorism (so long as the Business, the Acquired Assets or the Acquired Liabilities are not materially and disproportionately affected by such change or effect).

          (p)   "Permitted Exceptions" means (i) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected parcel or impairs any operations of the Business or the ability of Buyer to obtain direct or indirect financing for the Acquired Assets, (ii) in the case of real property, Liens, easements, covenants and restrictions excepted in Section 2.11 and Liens for current real estate Taxes not yet due and payable, (iii) as to the Leasehold Property only, the terms and conditions of the leases, (iv) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto, and (v) those exceptions listed on Schedule 7.12(p).

          (q)   "Person" means an individual, a corporation, a partnership, an association, an Authority, a trust or other entity or organization of any kind.

          (r)   "Post-Closing Buyer Environmental Liabilities" means any and all Damages to the extent they arise out of any of the following events or conditions occurring after the Closing Date: (i) environmental matters, including those related to the use, possession, handling, generation, treatment, storage, recycling, transportation, disposal of or presence of Hazardous Substances, at, on, in or under the Real Property or the Facility; (ii) the Release of Hazardous Substances, or the threat thereof (other than the Post-Closing migration of such Hazardous Substances unless and except to the extent caused by acts of Buyer or Buyer's unreasonable failure to take action once it has actual knowledge of such migration after the Closing) (A) at the Real Property or the Facility, whether into the air, soil, ground or surface waters or any structure on- or off-site, or (B) arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated by Buyer, or at the Facility; or (iii) violations of, or liability under, any Environmental Law, now or hereafter in effect and arising from or relating to the acts or omissions of Buyer in connection with the Business. Notwithstanding the foregoing, the term "Post-Closing Buyer Environmental Liabilities" shall not include any Environmental Liabilities (whether or not such Environmental Liabilities would otherwise be included within the events or conditions described in the previous sentence) or any violations of, or liability under, any Environmental Law to the extent that violation or liability is attributable to acts or omissions of Buyer that are consistent with the manner in which Seller operated the Business prior to Closing for a reasonable period after Closing to enable Buyer to identify and correct or cause to be corrected such violation.

          (s)   "Release, Released, or Releasing," as the context requires, means spill, leak, discharge, disposal, pumping, pouring, emitting, emptying, injecting, leaching or dumping or Hazardous Substances.

          (t)    "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return, return filed pursuant to an extension or declaration of estimated Tax.

          (u)   "Taxes" and "Tax" mean any federal, state or local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          (v)   "Wetland Permit Obligations" means the obligations under (i) the U.S. Army Corps of Engineers Permit (No. 200200202) dated May 14, 2002 and (ii) the Maine Department of Environmental Protection Order (No. L-18173-26-C-A/L-18173-TG-D-N) dated March 29, 2002, including the obligations to file, record and comply with a conservation easement or deed restriction on the Real Property listed as item I.2 on Schedule 1.1(b)(i) and the Real Property listed as item 2 on Schedule 1.2(a)(ii).

        7.13.    Entire Agreement.    This Agreement together with the Disclosure Schedules and Exhibits hereto, the Side Letter, and the other Transaction Documents, constitutes the entire understanding of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof (including the letter of intent between Buyer and Parent, dated December 15, 2003), except that any joint defense agreement executed by the parties shall not be superseded or affected by this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

THE DINGLEY PRESS
By	/s/ CHRISTOPHER A. PIERCE Name: Christopher A. Pierce Title: President
THE SHERIDAN GROUP, INC.
By	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President and Chief Executive Officer
LISBON ACQUISITION CORP.
By	/s/ JOHN A. SAXTON Name: John A. Saxton Title: President

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  Exhibit 2.3
ASSET PURCHASE AGREEMENT by and among THE SHERIDAN GROUP, INC., LISBON ACQUISITION CORP. and THE DINGLEY PRESS Dated as of March 5, 2004
TABLE OF CONTENTS
TABLE OF DEFINED TERMS
EXHIBITS
SCHEDULES